Exhibit 2.3

SECURITIES PURCHASE AND SALE AGREEMENT

by and between

SES HOLDINGS, LLC,

SELECT ENERGY SERVICES, INC.

(solely for purposes of Article I, Article IV and Article VIII hereof),

SUPERIOR ENERGY SERVICES, INC.

and

COMPLETE ENERGY SERVICES, INC.

(solely for purposes of Section 5.2(k) hereof)

July 9, 2021

TABLE OF CONTENTS

Page

Article I PURCHASE AND SALE OF THE PURCHASED SECURITIES		2
1.1	Purchase and Sale of Purchased Securities	2
1.2	The Closing	2
1.3	Post-Closing Adjustments to Base Purchase Price	4
1.4	Post-Closing Adjustment Payments	5
1.5	Withholding	6
Article II REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER AND THE STOCKHOLDER		6
2.1	Organization	6
2.2	Power; Authorization	6
2.3	Title to Purchased Securities	7
2.4	No Conflict; Required Filings and Consents	7
2.5	Litigation	7
2.6	Brokerage	7
2.7	Investment	8
2.8	Independent Investigation	8
2.9	No Other Representations or Warranties	8
Article III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP		9
3.1	Organization; Authority	9
3.2	Capitalization	9
3.3	No Subsidiaries; Investments	9
3.4	No Conflict; Required Filings and Consents	10
3.5	Financial Statements; Indebtedness	10
3.6	Absence of Undisclosed Liabilities	11
3.7	Absence of Certain Developments	11
3.8	Tangible Personal Assets	13
3.9	Real Property	13
3.10	Sufficiency of Assets	14
3.11	Excluded Assets	14
3.12	Material Contracts	14
3.13	Insurance	16
3.14	Litigation	17
3.15	Tax Matters	17
3.16	Compliance with Laws	18
3.17	Employment and Benefits Matters	19
3.18	Affiliated Transactions	22
3.19	Environmental Matters	22
3.20	Certain Payments	23
3.21	Accounts Receivable	23

i

3.22	Customers and Suppliers.	23
3.23	Brokerage	24
Article IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT		24
4.1	Organization; Power	24
4.2	Authorization	24
4.3	No Conflict; Required Filings and Consents	25
4.4	Investment	25
4.5	Litigation	26
4.6	Brokerage	26
4.7	SEC Documents	26
4.8	Parent Securities	27
4.9	Capitalization	27
4.10	Internal Controls	27
4.11	Independent Investigation	28
4.12	Form S-3	28
4.13	NYSE Listing	28
4.14	No Other Representations or Warranties	28
Article V ADDITIONAL AGREEMENTS		29
5.1	Litigation Support	29
5.2	Tax Matters	29
5.3	Employee Matters	34
5.4	Confidentiality and Non-Compete	35
5.5	Insurance	37
5.6	Removal of Seller Marks	37
5.7	Guarantees; Commitments	37
5.8	Access to Company Records	38
5.9	Misallocated Assets	39
5.10	Shared Contracts	39
5.11	Post-Closing Collection and Payment Matters	39
5.12	Holdback Contract	40
5.13	Excluded Assets Assignments	40
5.14	Further Actions	40
Article VI INDEMNIFICATION		41
6.1	Indemnification of the Buyer Indemnified Parties by the Seller	41
6.2	Indemnification of Seller by the Buyer	42
6.3	Survival Periods	42
6.4	Special Rule for Fraud	43
6.5	Notice and Defense of Third-Party Claims	43
6.6	Notice of Non-Third-Party Claims	45
6.7	Manner of Payment	45
6.8	Determination of Loss Amount	45
6.9	Exclusive Remedy	46

Article VII DEFINITIONS		47
7.1	Interpretation	47
7.2	Certain Definitions	47
7.3	Additional Definitions	55
Article VIII MISCELLANEOUS		57
8.1	No Third-Party Beneficiaries	57
8.2	Entire Agreement	57
8.3	Successors and Assigns	57
8.4	Counterparts	58
8.5	Titles	58
8.6	Notices	58
8.7	Governing Law	59
8.8	Consent to Jurisdiction	59
8.9	Waiver of Trial by Jury	59
8.10	Legal Fees	60
8.11	Amendment or Modification	60
8.12	Waivers	60
8.13	Specific Performance	60
8.14	Public Disclosure	60
8.15	Expenses	60
8.16	Construction	61
8.17	Severability of Provisions	61
8.18	Representation by Counsel	61
8.19	Disclosure Schedule	61
8.20	No Recourse Against Non-Parties	61
8.21	Representation	62
8.22	Privileged Communications	62
8.23	Time is of the Essence	63
8.24	Registration Statement; Rule 144 Matters	63

Annex A Estimated Working Capital

Annex B Plan of Distribution

Annex C Form of Seller Representation Letter

Annex D Form of Parent Authorization Letter

Exhibit A Form of Transition Services Agreement

Exhibit B Release Agreement (Buyer / Parent / Seller / Company)

Exhibit C Form of Employment Agreement

Exhibit D Disclosure Schedule

Exhibit E Separation Agreement

Exhibit F Excluded Assets Assignment Agreement

SECURITIES PURCHASE AND SALE AGREEMENT

THIS SECURITIES PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of July 9, 2021, by and between (i) SES Holdings, LLC, a Delaware limited liability company (the “Buyer”), (ii) solely for the purposes of Article I, Article IV and Article VIII, Select Energy Services, Inc., a Delaware corporation (“Parent”), (iii) Superior Energy Services, Inc., a Delaware corporation (the “Seller”), and (iv) solely for the purposes of Section 5.2(k), Complete Energy Services, Inc., a Delaware Corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Article VII.

RECITALS

WHEREAS, the Company, owns and operates substantially all of the business and operations of the Seller relating to onshore oilfield services operations in the United States, which are more commonly known as (i) A&W Water Services, (ii) Northern Plains Trucking, (iii) Hamm & Phillips Services Co. and (iv) the flowback and well testing operations of SPN Well Services, Inc. (“SPN WS”) (collectively, excluding the Excluded Assets (as defined below), the “Business”);

WHEREAS, on February 2, 2021, Seller and the Company emerged from their respective cases pending under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division;

WHEREAS, on a date prior to the execution of this Agreement, the Seller effected the conversion of Guard Drilling Mud Disposal, Inc., a Delaware corporation, to Guard Drilling Mud Disposal, LLC, a Delaware limited liability company properly treated as disregarded as separate from the Company for U.S. federal income tax purposes (“Guard Mud”) (the “Conversion”);

WHEREAS, prior to the execution of this Agreement, the Seller has caused (i) all of the assets relating to the flowback and well testing operations of SPN WS to be conveyed to the Company pursuant to that certain Assignment and Assumption Agreement attached hereto as Exhibit E (the “Separation Agreement”) and/or the other Restructuring Transactions, (ii) certain of the Excluded Assets to be conveyed to Pumpco Energy Services, Inc. (“Pumpco”) pursuant to that certain Assignment and Assumption Agreement attached hereto as Exhibit F (the “Excluded Assets Assignment Agreement”) and/or the other Restructuring Transactions, and (iii) the other Restructuring Transactions to occur;

WHEREAS, the Seller owns beneficially and its indirect wholly-owned subsidiary Superior Energy Services-North America Services, Inc., a Delaware corporation (“Stockholder”), owns of record all of the issued and outstanding capital stock of the Company, which as of the date of this Agreement consists of ten (10) shares of common stock (the “Purchased Securities”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Seller’s right, title and interest in and to the Purchased Securities, after which the Company shall become a wholly-owned subsidiary of the Buyer.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
PURCHASE AND SALE OF THE PURCHASED SECURITIES

1.1 Purchase and Sale of Purchased Securities. Pursuant to the terms and subject to the conditions set forth herein, at the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer, and the Buyer shall purchase, acquire and accept from Stockholder, all right, title and interest in and to all of the Purchased Securities held by Stockholder immediately prior to Closing, free and clear of all Liens. The aggregate base purchase price to be paid by or on behalf of the Buyer to Stockholder with respect to the Purchased Securities shall consist of (a) a payment by Buyer at the Closing, by wire transfer of immediately available funds to the account designated by the Seller in writing, of an aggregate amount equal to fourteen million one hundred seventy-nine thousand eight hundred seventeen AND NO/100 Dollars ($14,179,817.00) (the “Base Cash Consideration”); and (b) the issuance by Parent of 3,600,000 shares of Class A Common Stock (the “Parent Securities”) of Parent to SESI, L.L.C., a designee of Seller (the “Base Stock Consideration” and, together with the Base Cash Consideration, the “Base Purchase Price”). The Base Purchase Price shall be adjusted post-Closing as set forth in Sections 1.3 and 1.4 (as so adjusted, the “Final Purchase Price”).

1.2 The Closing.

(a) Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Securities contemplated by this Agreement shall take place at a closing (the “Closing”), to be held via e-mail exchange of .pdf documents, simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”). The Closing Date will be deemed to have occurred at 12:01 a.m. on the date hereof.

(b) Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing:

(i) the Buyer and Parent shall deliver to Stockholder the Base Purchase Price specified in Section 1.1, in exchange for all the Purchased Securities;

(ii) Seller shall deliver or cause to be delivered to the Buyer one or more certificates representing all the Purchased Securities, free and clear of all Liens, duly endorsed for transfer or accompanied by appropriate transfer documents. The original stock certificate #003 representing the Purchased Securities cannot be obtained. Accordingly, the Stockholder has executed a lost stock affidavit and the Company has issued new stock certificate #004 to the Stockholder which is being delivered to the Buyer at the Closing. The Seller agrees to deliver, or cause to be delivered, stock certificate #003 to Buyer if it is ever recovered, which shall be cancelled;

(iii) Seller shall deliver to the Buyer one or more payoff letters, duly executed by the applicable lenders or other Persons holding Indebtedness, with respect to all Indebtedness of the Company and Guard Mud (collectively, the “Company Group”) set forth on Section 1.2(b)(iii) of the Disclosure Schedule (as defined below), accompanied by UCC termination statements, releases (including Lien releases) and any other documentation reasonably requested by the Buyer to evidence the satisfaction in full of such Indebtedness and corresponding release of Liens, in each case, in form and substance satisfactory to the Buyer;

(iv) Seller shall deliver, or cause to be delivered, to the Buyer, written evidence, in form and substance satisfactory to the Buyer, evidencing the transfer of the flowback and well testing assets of SPN WS to the Company pursuant to the Separation Agreement and/or other Restructuring Transaction documents;

(v) Seller shall deliver, or cause to be delivered, to the Buyer, written evidence, in form and substance satisfactory to the Buyer, evidencing the resignations, effective as of the Closing, of each director and officer of the Company Group;

(vi) Seller shall deliver to the Buyer a counterpart signature page to the Transition Services Agreement substantially in the form of Exhibit A (the “Transition Services Agreement”), duly signed by an authorized representative;

(vii) Buyer shall deliver to the Seller a counterpart signature page to the Transition Services Agreement, duly signed by an authorized representative;

(viii) Seller shall deliver to the Buyer, Parent and the Company effective releases and waivers, substantially in the form attached hereto as Exhibit B (the “Release Agreement”);

(ix) Buyer, Parent and the Company shall deliver to Seller the Release Agreement;

(x) Seller shall deliver, or cause to be delivered, to the Buyer, written evidence, in form and substance satisfactory to the Buyer, evidencing that all filings, notices, licenses, permits, approvals and other consents of, to or with, any Person (other than a Governmental Entity) that are listed on Section 1.2(b)(x) of the Disclosure Schedule have been obtained and are in full force and effect;

(xi) Seller shall deliver, or cause to be delivered, to the Buyer, counterpart signature pages to the Employment Agreement substantially in the form of Exhibit C, duly signed by each of the individuals listed on Section 1.2(b)(xi) of the Disclosure Schedule;

(xii) Seller shall deliver, or cause to be delivered, to the Buyer, a certification, under penalties of perjury, meeting the requirements of Treas. Reg. § 1.1445-2(b)(2) stating that Stockholder (or, if Stockholder is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is not a “foreign person” as defined in Section

1445 of the Code, dated as of the Closing and in form and substance satisfactory to the Buyer;

(xiii) Buyer shall deliver to the Seller a verification from Parent’s transfer agent confirming the deposit of the Base Stock Consideration into an account in SESI, L.L.C.’s name, free and clear of all Liens;

(xiv) Buyer shall deliver to the Seller evidence, in form and substance satisfactory to Seller, that the Parent Securities constituting the Base Stock Consideration shall have been approved for listing on the New York Stock Exchange (the “NYSE”), subject only to official notice of issuance; and

(xv) Buyer shall deliver, or cause to be delivered, to the Seller evidence that Buyer or one of its Affiliates has entered into an Enterprise Fleet Management Agreement with Enterprise FM Trust.

1.3 Post-Closing Adjustments to Base Purchase Price.

(a) As promptly as practicable, but no later than ninety (90) days following the Closing Date, the Buyer will cause to be prepared and delivered to the Seller a certificate (the “Closing Statement”) setting forth the Buyer’s calculation of (i) the Indebtedness Amount; and (ii) the Closing Working Capital. The calculation of Closing Working Capital set forth on the Closing Statement shall be prepared by Buyer in accordance with this Agreement in a manner consistent with, and using the same principles, policies, methods and practices used in, the preparation by Seller of the calculation of Estimated Working Capital set forth on Annex A and otherwise in accordance with GAAP, applied on a consistent basis (subject to the foregoing).

(b) During the thirty (30) days after delivery of the Closing Statement, the Buyer will make available to the Seller and its accountant all records and work papers used in preparing the calculations in the Closing Statement. If the Seller disagrees with any of the Buyer’s calculations set forth in the Closing Statement, the Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to the Buyer disagreeing with such calculations and setting forth the Seller’s calculation of the Indebtedness Amount and the Closing Working Capital, as applicable. Any such Objection Notice shall specify in reasonable detail those items and amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. If the Seller does not deliver an Objection Notice within such 30-day period, then the amounts set forth in the Closing Statement shall be deemed to be finally determined as set forth on the Buyer’s calculation thereof.

(c) If an Objection Notice is delivered pursuant to Section 1.3(b), the Seller and the Buyer shall, during the thirty (30) days following such delivery, use their reasonable best efforts to reach agreement on the value of the disputed items or amounts, which such value shall not be greater than the greatest value for such items or amounts set forth in the Objection Notice or the Closing Statement (as the case may be) or lesser than the smallest value for such items or amounts set forth in the Objection Notice or the Closing Statement (as the case may be). If, during such period, the Seller and the Buyer are unable to reach such agreement, they shall promptly thereafter cause a “big four” or other reputable independent accounting firm of nationally recognized standing reasonably satisfactory to the Seller and the Buyer (who shall not have any material relationship with the Company, the Seller or the Buyer) (the “Independent Accounting Firm”) promptly to review this Agreement for the purpose of calculating the value of those items or amounts disputed by the Seller in the Objection Notice which remain in dispute. In making such calculations, such Independent Accounting Firm (i) shall consider only those items or amounts disputed by the Seller in the Objection Notice which remain in dispute; (ii) shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Seller, on the one hand, or the Buyer, on the other hand, or less than the smallest value for such item or amount assigned by Seller, on the one hand, or the Buyer, on the other hand; and (iii) shall act as an expert and not as an arbitrator. The Independent Accounting Firm’s determination will be based solely on presentations by the Seller and the Buyer which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and such Independent Accounting Firm shall deliver to the Seller and the Buyer as promptly as practicable (but in any event within thirty (30) days of its retention) a report setting forth such calculation. Such report shall be final, binding and conclusive upon the Seller and the Buyer. The cost of such review and report shall be borne (and paid) by the Seller, on the one hand, and Buyer, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if closing accounts receivable is the only disputed item, and the Buyer claims that closing accounts receivable is $1,000 less than the amount determined by the Seller, and the Seller contests only $500 of the amount claimed by the Buyer, and if the independent accountant ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the cost of such review and report will be allocated 60% (i.e., 300 ÷ 500) to the Seller and 40% (i.e., 200 ÷ 500) to the Buyer. “Final Resolution Date” shall be (i) thirty (30) days after delivery of the Closing Statement if no Objection Notice is delivered or (ii) if an Objection Notice is timely delivered, then the earlier of when the parties reach a written agreement on the value of the disputed times or the Independent Accounting Firm delivers its report.

1.4 Post-Closing Adjustment Payments.

(a) The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to the sum of (i) the amount (expressed as a negative number) of the Indebtedness Amount as finally determined pursuant to Section 1.3; plus (ii) the amount by which the Closing Working Capital as finally determined pursuant to Section 1.3 exceeds or is less than the Estimated Working Capital (it being understood that if the Closing Working Capital exceeds the Estimated Working Capital, the amount shall be expressed as a positive number and if the Closing Working Capital is less than the Estimated Working Capital, the amount shall be expressed as a negative number).

(b) If the Adjustment Amount, as finally determined pursuant to this Section 1.4, is a negative number, the Seller shall, within five (5) days after the Final Resolution Date, deliver to the Buyer a cashier’s or certified check, or wire transfer of immediately available funds to the account designated by the Buyer, in an aggregate amount equal to the absolute value of the Adjustment Amount.

(c) If the Adjustment Amount, as finally determined pursuant to this Section 1.4, is a positive number, the Buyer shall, within five (5) days after the Final Resolution Date, deliver to the Seller or its designee a cashier’s or certified check, or wire transfer of immediately available funds to the account designated by the Seller, in an aggregate amount equal to the Adjustment Amount.

(d) Any post-closing adjustment payments made under this Section 1.4 shall be treated as adjustments to the Base Purchase Price for all Tax purposes.

1.5 Withholding. The Buyer, upon commercially reasonable notice to the Seller, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by the Buyer.

Article II
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER AND THE STOCKHOLDER

The Seller represents and warrants to the Buyer that, as of the date of this Agreement (other than the representations and warranties which are as of a specified date, which speak only as of such date), the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule which is attached hereto as Exhibit D and incorporated herein by this reference (the “Disclosure Schedule”).

2.1 Organization. Seller is a corporation duly organized, validly existing and in good standing (a) under the Laws of the State of Delaware and (b) all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified or licensed except in the case of this clause (b) as would not have individually or in the aggregate a Material Adverse Effect on the Seller or the Company Group. Stockholder is a corporation duly organized, validly existing and in good standing (x) under the Laws of the State of Delaware and (y) all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified or licensed except in the case of this clause (y) as would not have individually or in the aggregate a Material Adverse Effect on the Stockholder or the Company Group.

2.2 Power; Authorization. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party have been duly authorized by Seller. All organizational actions and proceedings required to be taken by or on the part of Seller and Stockholder, as applicable, to authorize and permit the execution, delivery and performance by Seller and Stockholder, as applicable, of this Agreement and the other Transaction Documents have been duly and properly taken. This Agreement has been, and each other Transaction Document to which such Seller is a party will be at or prior to the Closing, duly executed and delivered by Seller. This Agreement constitutes, and each other

Transaction Document to which Seller is a party constitutes, or will constitute, when so duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party hereto and thereto, if applicable), a valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3 Title to Purchased Securities. Seller is the beneficial owner of, and Stockholder is the record holder of, the Purchased Securities free and clear of all Liens.

2.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Seller of this Agreement does not, and the execution and delivery of the other Transaction Documents and the performance of this Agreement and such other Transaction Documents will not result in any breach of, constitute a default under, result in a violation of, result in the creation of a Lien on any asset of Seller (including any Purchased Securities), or require any permit, authorization, consent or approval by, or filing with or notice or declaration to any court or other governmental body, under (i) the organizational documents of Seller or the Stockholder; (ii) any material Law applicable to Seller or the Stockholder or by which any asset of Seller or the Stockholder is bound or affected; or (iii) except as set forth on Section 2.4(a) of the Disclosure Schedule, any material Contract to which Seller is a party or to which any of its assets is subject.

(b) Except as set forth on Section 2.4(b) of the Disclosure Schedule, the execution and delivery by Seller of this Agreement and the other Transaction Documents does not and will not, and the performance of this Agreement and the Transaction Documents by Seller and the Stockholder will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (other than any filings related to income tax).

(c) Other than the Holdback Contract, the only material third-party consents required in connection with the execution and delivery by Seller or the Stockholder, as applicable, of this Agreement and the other Transaction Documents are those listed on Section 1.2(b)(x) of the Disclosure Schedule.

2.5 Litigation. Except as set forth on Section 2.5 of the Disclosure Schedule, there are no Actions pending or, to Seller’s Knowledge, threatened against or affecting Seller or the Stockholder, which have had, or would reasonably be expected to have, a material adverse effect on the ability of Seller or the Stockholder to consummate the transactions contemplated by this Agreement.

2.6 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Stockholder for which the Company Group or Buyer would be liable.

2.7 Investment. (i) Seller is acquiring the Parent Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution of such Parent

Securities in violation of federal and state securities Laws; (ii) Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Securities and is capable of bearing the economic risks of such investment; (iii) Seller acknowledges that the Parent Securities have not been registered under the Securities Act or the Exchange Act or any state or foreign securities Laws and that the Parent Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Laws.

2.8 Independent Investigation. Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent and its business for such purpose. Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, including the receipt of the Parent Securities as partial consideration for the Purchased Securities, Seller has relied solely upon its own investigation and the express representations and warranties of the Buyer and Parent set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedule); and (b) neither the Buyer or Parent nor any other Person has made any representation or warranty as to the Buyer, the Parent or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedule).

2.9 No Other Representations or Warranties. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) WHATSOEVER TO BUYER OR PARENT AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER, PARENT OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR PARENT BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, TRUSTEE, BENEFICIARY, SETTLOR, OR REPRESENTATIVE OF SELLER OR ANY SELLER INDEMNIFIED PARTIES OR ANY AFFILIATE THEREOF). EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER AND EACH OF THE SELLER INDEMNIFIED PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) TO BUYER OR PARENT REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY GROUP. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) IS MADE BY SELLER OR ANY OF THE SELLER INDEMNIFIED PARTIES TO BUYER OR PARENT AS TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF ANY ASSETS OF THE COMPANY GROUP, AND SELLER AND THE SELLER INDEMNIFIED PARTIES ARE NOT MAKING ANY REPRESENTATIONS OR

WARRANTIES OF ANY KIND WITH RESPECT TO ANY PROJECTIONS, ESTIMATES, BUDGETS OR FORECASTS HERETOFORE DELIVERED OR MADE AVAILABLE TO BUYER OR PARENT RELATING TO THE COMPANY GROUP.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Seller represents and warrants to the Buyer that, as of the date of this Agreement (other than the representations and warranties which are as of a specified date, which speak only as of such date), the statements contained in this Article III are true and correct, except as set forth in the Disclosure Schedule.

3.1 Organization; Authority.

(a) Each Company Group member is a corporation or limited liability company duly organized or formed, validly existing and in good standing (i) under the Laws of its jurisdiction of incorporation or formation, and (ii) all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified or licensed, except where the failure to be so qualified or licensed or in good standing would not materially affect the ability of the Company Group to operate the Business in the Ordinary Course of Business.

(b) Each Company Group member possesses all requisite power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents.

(c) True and complete copies of the Company Group member’s organizational documents as currently in effect have been made available to the Buyer.

3.2 Capitalization. Section 3.2 of the Disclosure Schedule sets forth the authorized and issued and outstanding capital stock in the Company Group, the name of each record holder of the capital stock of each member of the Company Group, and the number of the capital stock of each member of the Company Group held of record by each such holder. The Purchased Securities represent one hundred percent (100%) of the issued and outstanding equity interests of the Company. All of the Purchased Securities have been duly authorized, are validly issued, and are owned of record by the Seller. All of the equity interests of Guard Mud have been duly authorized, are validly issued and are owned by the Company. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or equity interests of the Company Group or obligating Seller or the Company Group to issue or sell any capital stock of, or any other equity interest in, the Company Group.

3.3 No Subsidiaries; Investments. Except as set forth on Section 3.3 of the Disclosure Schedule, the Company Group does not control any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company Group does not own any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same of, and has not at any time made any other material investment in, any other Person.

3.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Seller of this Agreement does not, and the execution and delivery by Seller of the other Transaction Documents and the performance of this Agreement and such other Transaction Documents will not result in any breach of, constitute a default under, result in a violation of, result in the creation of a Lien on any asset of the Company Group, or require any permit, authorization, consent or approval by, filing with or notice or declaration to any court or other governmental body, under (i) the organizational documents of the Company Group members; (ii) any Law applicable to the Company or any of its Affiliates or by which any asset of the Company or any of its Affiliates is bound or affected; (iii) except as set forth on Section 3.4(a) of the Disclosure Schedule, any Material Contract to which any of the Company Group members is a party or to which any of their assets is subject, other than, in the case of clauses (ii) and (iii), any such defaults, violations or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company Group.

(b) Except as set forth on Section 3.4(b) of the Disclosure Schedule, the execution and delivery by Seller of this Agreement and the other Transaction Documents does not, and the performance of this Agreement and such other Transaction Documents by Seller will not, (i) require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or (ii) cause any member of the Company Group to become subject to, or to become liable for the payment of, any Tax.

(c) Other than the Holdback Contract, the only material third-party consents required of the Company Group in connection with this Agreement and the other Transaction Documents are those listed on Section 1.2(b)(x) of the Disclosure Schedule.

3.5 Financial Statements; Indebtedness.

(a) The Seller has made available to the Buyer true and correct copies of (i) a standalone unaudited consolidated balance sheet of the Business (as adjusted for the required contribution of the flowback and well testing assets of SPN WS to the Company and exclusion of the Excluded Assets held by the Company at or prior to the Closing and conveyed or to be conveyed to Pumpco) as of June 30, 2021 (the “Latest Balance Sheet”) and (ii) statements of revenue and expenses for the Business for the three month periods ended March 31, 2021 and June 30, 2021 and for the fiscal years ended 2019 and 2020. Each of the foregoing financial statements (including in all cases the notes and schedules thereto, if any) (1) is accurate and complete in all material respects; (2) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects); (3) has been prepared in good faith from Seller’s historical accounting records; and (4) presents fairly in all material respects the financial condition of the Business as of the dates and for the periods referred to therein, subject to normal year-end adjustments and the absence of notes, except for the fact that (A) the Business was not operated on a stand-alone basis during such periods and, therefore, the foregoing financial information reflects certain cost allocations made that may not reflect what would have been incurred if the Business had been operated on a stand-alone basis during such periods and does not include all of the costs necessary for the Business to operate as a separate stand-alone entity; and (B) the statements of revenue and expenses for the Business do not reflect any impact on those statements of the conveyance of the Excluded Assets held by the Company to Pumpco at or prior to the Closing.

(b) Section 1.2(b)(iii) of the Disclosure Schedule sets forth all outstanding Indebtedness of the Company Group, and for each item of Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement and the creditor. The Company Group has no other Indebtedness except as set forth on Section 1.2(b)(iii) of the Disclosure Schedule.

3.6 Absence of Undisclosed Liabilities. The Company Group has no material Liability of a type required to be reflected on a balance sheet pursuant to GAAP, except for Liabilities (a) reflected on the face of the Latest Balance Sheet; (b) incurred in connection with the execution of this Agreement, the Separation Agreement or the Excluded Assets Assignment Agreement; or (c) of the type reflected on the face of the Latest Balance Sheet which have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business.

3.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement, the Separation Agreement, the Excluded Assets Assignment Agreement or the Restructuring Transactions, since the date of the Latest Balance Sheet, the Company Group has conducted the Business in the Ordinary Course of Business and there has not occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company Group. Except as set forth on Section 3.7 of the Disclosure Schedule, or in connection with the Separation Agreement, the Excluded Assets Assignment Agreement or the Restructuring Transactions, since the date of the Latest Balance Sheet, the Company Group has not:

(a) sold, disposed of or transferred any of its material assets shown or reflected on the Latest Balance Sheet, except (i) in the Ordinary Course of Business and sales or dispositions of inventory that is obsolete and no longer required by the Business, (ii) assets having an aggregate value of less than $175,000 and (iii) the Excluded Assets;

(b) mortgaged, pledged or subjected to any Lien any portion of its properties or assets other than Permitted Liens;

(c) committed to make or authorized any capital expenditure in excess of $175,000;

(d) acquired (including, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the Ordinary Course of Business and any other acquisitions for consideration that are individually not in excess of $175,000, or in the aggregate, not in excess of $250,000;

(e) incurred any Indebtedness, except for Indebtedness listed on Section 1.2(b)(iii) of the Disclosure Schedule;

(f) entered into, materially amended, modified or breached, or terminated any Material Contract;

(g) issued, sold, pledged, disposed of, encumbered or transferred any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company Group;

(h) declared, set aside, or distributed any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (or other equity securities), or entered into any agreement with respect to the voting of its capital stock (or other equity securities);

(i) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock (or other equity securities);

(j) waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration;

(k) suffered theft, damage, destruction or casualty loss in excess of $175,000, to its assets, whether or not covered by insurance (excluding ordinary wear and tear);

(l) (i) increased the compensation or benefits payable or to become payable to any director, officer or other employee of the Company Group (other than as provided for in any written agreements or as required by applicable Laws); (ii) granted any rights to severance or termination pay to, or entered into any employment, consulting or severance agreement with, any director, officer or other employee of the Company Group, or established, adopted, entered into or amended any Employee Benefit Plan, except to the extent required by applicable Law; or (iii) entered into, amended, modified or terminated any Employee Benefit Plan except to the extent required by applicable Law;

(m) made loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of $50,000 in the aggregate;

(n) forgiven any loans to directors, officers or employees;

(o) made any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company Group, in excess of $100,000, except for depreciation and amortization in accordance with GAAP and consistently applied;

(q) made any material Tax election that would reasonably be expected to cause the Company Group to incur any material Liability for Taxes; or

(r) agreed or committed to do any of the foregoing.

3.8 Tangible Personal Assets. Other than the Excluded Assets, except as set forth on Section 3.8 of the Disclosure Schedule, pursuant to the Separation Agreement, the Excluded Assets Assignment Agreement or the Restructuring Transactions, or the vehicles to be acquired by Buyer or its Affiliates as contemplated by Section 1.2(b)(xv), the Company Group has good and marketable title to, a valid leasehold interest in or a valid license to use, all the tangible personal property used by it, located on its premises, or shown on the Latest Balance Sheet or acquired thereafter (the “Tangible Assets”), free and clear of all Liens other than Permitted Liens. Except as set forth on Section 3.8 of the Disclosure Schedule, the Tangible Assets are fit in all material respects for use in the Ordinary Course of Business. Except as set forth on Section 3.8 of the Disclosure Schedule, other than the Holdback Contract and the vehicles to be acquired by Buyer or its Affiliates as contemplated by Section 1.2(b)(xv), the Tangible Assets constitute all the material tangible personal properties and assets necessary for the current operation of the Business, after giving effect to the transactions contemplated by the Separation Agreement, the Excluded Assets Assignment Agreement and the Restructuring Transactions.

3.9 Real Property. To the Seller’s Knowledge:

(a) Section 3.9 of the Disclosure Schedule sets forth (i) the street address of all real property which the Company Group owns (such property, the “Owned Real Property”), and (ii) the address of all real property leased by the Company Group (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Except as set forth on Section 3.9 of the Disclosure Schedule, the Company Group has (x) good, valid and legal fee simple title to the Owned Real Property and (y) legal, valid and subsisting leasehold interests in the Leased Real Property, in each case free and clear of all Liens (except for Permitted Liens). There is no action pending or threatened, that if adversely determined would interfere, in any material respect, with the quiet enjoyment by the Company of any such leasehold. Except for the Permitted Liens, or as set forth on Section 3.9 of the Disclosure Schedule, no third party has any rights to occupy or otherwise use any portion of the Owned Real Property. Except as set forth on Section 3.9 of the Disclosure Schedule, the Company Group has not subleased any portion of the Leased Real Property to a third party. Except as set forth on Section 3.9 of the Disclosure Schedule, the Real Property is all the real property used or held for use by the Company in connection with the operation of the Business and constitutes all of the real property needed for the conduct of the Business of the Company as currently conducted.

(b) With respect to each item of Owned Real Property, (i) there are no proceedings pending or threatened against the Company challenging the Company Group’s title to the Owned Real Property, (ii) no Governmental Entity or other Person has commenced the exercise of the power of eminent domain or a similar power with respect to any material part of the Owned Real Property, (iii) there are no pending or threatened, condemnation or eminent domain proceedings that affect a material portion of any Owned Real Property, and the Company Group has not received written notice of the same, (iv) such Owned Real Property is in compliance with all material applicable Laws, including zoning ordinances, (v) there are no pending or threatened, fire, health, safety, building, zoning, tax certiorari or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Owned Real Property, which, if adversely determined could materially and adversely affect the current use or occupancy thereof, and the Company has not received notice of the same; and (vi) the Company has not received notice of any pending or threatened special assessments or special assessment proceedings affecting any material portion of the Owned Real Property.

(c) Each parcel or item of Real Property (i) has all necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real

Property for the Business, which occupancy and other certificates and permits are valid and in full force and effect; (ii) is in material compliance with any and all Laws applicable to or affecting such Real Property; (iii) does not have any outstanding notice of material violation or correcting work order for such Real Property issued to the Company Group from any Governmental Entity or any insurance company; and (iv) does not have any pending special or other assessments for public improvements or otherwise affecting such Real Property.

(d) The Company Group has made available to the Buyer copies of each deed for each parcel of Owned Real Property vesting title to such parcel of Owned Real Property in the Company and all title insurance policies, all underlying current title documents and surveys relating to the Owned Real Property, to the extent such deeds, policies, documents and surveys are in the possession of the Company Group.

(e) The Company has delivered to the Buyer true, correct and complete copies of all Leases for the Leased Real Property. Each of the Leases is a valid and binding agreement of the Company Group, and is in full force and effect, and neither the Company Group nor any other party thereto, is in default or breach in any material respect under the terms of any such Lease.

3.10 Sufficiency of Assets. The assets of the Company Group, together with the rights granted to Buyer and services provided by Seller to Buyer pursuant to the Transition Services Agreement and the vehicles to be acquired by Buyer or its Affiliates as contemplated by Section 1.2(b)(xv), constitute all material assets, properties, rights, privileges and interests, of whatever kind or nature, real or personal or mixed, tangible or intangible, used or necessary to permit the Buyer to own, operate and maintain the Business in a manner consistent in all material respects with the current operation and maintenance thereof in the Ordinary Course of Business.

3.11 Excluded Assets. Section 3.11-1 of the Disclosure Schedule lists all the material tangible properties and assets sold, disposed of or transferred by the Company Group in the six-month period prior to the date of this Agreement, other than assets transferred or disposed of in the Ordinary Course of Business, dispositions of obsolete, damaged or defective parts, supplies or inventory. Section 3.11-2 of the Disclosure Schedule also lists any shared assets used in any other business of the Seller that do not relate primarily to the Business and will not be conveyed to Buyer pursuant to this Agreement or be deemed part of the Business (the assets listed on Section 3.11-1 and 3.11-2 of the Disclosure Schedule being collectively referred to as, the “Excluded Assets”).

3.12 Material Contracts.

(a) Section 3.12 of the Disclosure Schedule lists each of the following Contracts to which any Company Group member is a party (together with all Leases listed on Section 3.9 of the Disclosure Schedule, collectively, the “Material Contracts”):

(i) any collective bargaining agreement or other Contract with any labor union;

(ii) any management agreement or other Contract for the employment or consultancy of any officer, individual employee or other Person (who is a natural person) on a full time, part‑time or consulting basis with an annual salary or base compensation rate of $100,000 or more or providing for any acceleration of benefits or the payment of any cash or other compensation or benefits upon the sale of all or a material portion of its assets or a change of control or otherwise restricting its ability to terminate the employment or engagement of any officer, employee, or other such Person (who is a natural person) at any time without penalty or liability (other than employment agreements with Company Employees (as defined below) which do not commit any member of the Company Group to severance, termination or other similar payments and which are terminable without prior notice, excluding for this purpose, any broad-based severance plan or policy that will be Seller’s responsibility following Closing);

(iii) any Contract relating to Indebtedness or to the mortgaging or pledging of, or otherwise placing a Lien on, any of its material assets or any of its securities or equity interests, except for Contracts relating to trade receivables;

(iv) any Contract that relates to the sale of any assets, other than in the Ordinary Course of Business, to customers collectively accounting for more than 80% of revenue of the Company Group, taken as a whole, over the course of the twelve-month periods ending December 31, 2018, 2019 and 2020 and the three-month period ending March 31, 2021;

(v) any Contract, (or group of related Contracts) for the purchase, sale, distribution or marketing of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services which (A) calls for performance over a period of more than one (1) year, (B) involves consideration in excess of $100,000 in the aggregate, and (C) cannot be cancelled by the Company Group on less than ninety (90) days’ notice;

(vi) any Contract under which it has advanced or loaned any Person any material amounts;

(vii) any Contract with the Seller or its respective Affiliates (other than the Company Group);

(viii) any Contract which contains material performance guarantees, other than in support of another member of the Company Group;

(ix) any Contract which contains a “most favored nation” provision;

(x) any Contract involving the settlement of any Action or threatened Action (A) which will involve payments after the date of the Latest Balance Sheet of consideration in excess of $100,000 or imposition of monitoring or reporting obligations to any other Person outside the Ordinary Course of Business or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xi) any Contract that is a settlement or similar agreement with any Governmental Entity that imposes or, by its terms will impose, any material monetary or other material obligations upon the Business following the Closing;

(xii) any written partnership or joint venture agreement in which the Company Group participates as a general partner or joint venturer; or other similar Contract involving a share of profits, losses, costs, or liabilities with any other Person; or

(xiii) any Contract appointing any agent to act on its or their behalf or any power of attorney.

(b) With respect to the Company’s obligations thereunder and to the Seller’s Knowledge, with respect to the obligations of the other parties thereto, all of the Material Contracts are valid, binding and enforceable against the Company Group (to the extent party thereto) and enforceable by the Company Group (to the extent party thereto) against the other parties thereto, in accordance with their respective terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has performed all material obligations required to be performed by them under such Material Contracts and the Company has not received any notice that it is in default under or in breach of any such Material Contract. To the Seller’s Knowledge, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a material breach thereof or default thereunder by the Company Group under any such Material Contract; (ii) no other party to any such Material Contract to Seller’s Knowledge is in material breach thereof or default thereunder and neither of the Company or the Seller has received any written notice of termination, cancellation, breach or default under any such Material Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation.

(c) A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract have been delivered to the Buyer.

3.13 Insurance. Section 3.13 of the Disclosure Schedule sets forth (a) each material insurance policy maintained for or on behalf of the Company Group with respect to its properties, assets and businesses and (b) all claims of the Company Group that are currently pending or that have been made with an insurance carrier since December 31, 2019. There is no claim by the Company Group pending under any company insurance policy that, to the Seller’s Knowledge, has been denied or disputed by the insurer. No default exists with respect to the obligations of the Company under any such insurance policy, and the Company has not received any notification of cancellation of any such insurance policies. Except as set forth on Section 3.13 of the Disclosure Schedule, there are no pending claims by the Company Group to which the insurers have denied coverage or otherwise reserved rights other than customary reservations of rights.

3.14 Litigation. Except as set forth on Section 3.14-1 of the Disclosure Schedule, there are no material Actions pending or, to Seller’s Knowledge, threatened against or affecting the Company Group, or pending or, to the Seller’s Knowledge, threatened by the Company Group against any third party, at law or in equity, or before or by any Governmental Entity (including Actions with respect to the transactions contemplated by the Transaction Documents). To the

Seller’s Knowledge, the Company is not the subject of any investigation or inquiry by any Governmental Entity. Other than regulatory orders of general applicability or as set forth of Section 3.14-2 of the Disclosure Schedule, the Company Group is not subject to any judgment, order or decree of any court or other Governmental Entity that would reasonably be expected to impose any material restriction or materially burdensome requirement on the Company Group following Closing.

3.15 Tax Matters.

(a) Except as set forth in Section 3.15 of the Disclosure Schedule:

(i) Each member of the Company Group has timely filed all Tax Returns required to be filed under applicable Law, and all such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by each member of the Company Group have been timely paid in full. All Taxes that each member of the Company Group is or was obligated to withhold from amounts owing to any employee, independent contractor, creditor or third party have been timely withheld and paid over to the appropriate Governmental Entity.

(ii) No extensions or waivers of any statute of limitations or any extension of time with respect to a Tax assessment or deficiency have been given or requested with respect to any Taxes of any member of the Company Group. No claim has ever been made by a Governmental Entity in a jurisdiction where any member of the Company Group does not file Tax Returns that a member of the Company Group is or may be subject to taxation by that jurisdiction. There are no audits, actions, suits, claims, investigations or other administrative or legal proceedings with respect to Taxes that are being conducted, pending or, to the Knowledge of Seller, threatened with respect to any member of the Company Group And no assessment, claim, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of the Seller, threatened with respect to any Taxes or Tax Returns of or with respect to any member of the Company Group. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any member of the Company Group.

(iii) No member of the Company Group is a party to, or bound by or obligated under, any Tax sharing, allocation or indemnity agreement or similar Contract or arrangement or any Contract that obligates any member of the Company Group to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person or business, other than pursuant to customary indemnification or gross-up provisions contained in a Contract entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes.

(iv) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(v) No member of the Company Group has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No member of the Company Group has any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or by Contract (other than a Contract the primary subject matter of which is not Taxes).

(vi) No member of the Company Group has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. No member of the Company Group is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. Stockholder (or, if Stockholder is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is not is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. No member of the Company Group is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(vii) Guard Mud is properly classified for U.S. federal income tax purposes as an entity disregarded as separate from the Company.

(b) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any tax period ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Law) made prior to the Closing, or use of an improper method of accounting prior to the Closing; (ii) an installment sale or open transaction occurring prior to the Closing; (iii) a prepaid amount received on or prior to the Closing Date with regard to a transaction entered into prior to the Closing; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law entered into prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing.

3.16 Compliance with Laws.

(a) Except as set forth on Section 3.16(a) of the Disclosure Schedule, the Company Group is presently conducting the Business in compliance in all material respects with all Laws relating to the operation and conduct of the Business or any of its properties or facilities. To the Seller’s Knowledge, no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company Group of, or a failure on the part of the Company Group to comply in all material respects with, any Law relating to the operation and conduct of the Business or any of its properties or facilities.

(b) Except as set forth on Section 3.16(b) of the Disclosure Schedule, to Seller’s Knowledge each member of the Company Group is in possession of all material authorizations, licenses, permits, certificates, registrations, exemptions, approvals and clearances of any

Governmental Entity necessary for the Company Group to own, lease and operate its respective properties or to conduct the Business as now being conducted (collectively, the “Permits”). All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and each member of the Company Group is in compliance in all material respects with the foregoing without any conflict with the valid rights of others.

3.17 Employment and Benefits Matters.

(a) The Company Group has not incurred any liability under the Worker Adjustment and Retraining Notification Act within the six (6) months prior to Closing.

(b) Section 3.17(b) of the Disclosure Schedule contains a complete and correct list of all Employee Benefit Plans covering Company Employees or in which Company Employees are eligible to participate and Section 3.17(b) of the Disclosure Schedule separately identifies each Employee Benefit Plan that is sponsored by a member of the Company Group. With respect to each such material Employee Benefit Plan, the Company has made available to the Buyer true and complete copies of, in each case where applicable: (i) each Employee Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan description, including any summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service, (iv) the most recent actuarial report or other financial statement relating to such Employee Benefit Plan, (v) the most recent determination, advisory, or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (vi) the three (3) most recent nondiscrimination tests performed under the Code, (vii) all filings made with any Governmental Entity and (viii) any material, non-routine correspondence from any Governmental Entity with respect to such Employee Benefit Plan within the past three years.

(c) Each Employee Benefit Plan complies in all material respects in form and operation, and has been administered in all material respects in accordance with, its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Employee Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s financial statements prior to the date of this Agreement. With respect to the Employee Benefit Plans, no Action is pending and to the Seller’s Knowledge, there exists no condition or set of circumstances in connection with which the Company Group could be subject to any Liability (in each case, other than for routine benefit claims) under the terms of, or with respect to, such Employee Benefit Plans, ERISA, the Code or any other applicable law.

(d) Each Employee Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has either (i) received a favorable determination letter from the Internal Revenue Service as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the Internal Revenue Service.

(e) To the Seller’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Benefit Plan. Neither the Company, nor to the Seller’s Knowledge, any other person or entity has any express or implied commitment to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. There are no pending, or to the Seller’s Knowledge, threatened, suits, administrative proceedings, actions or other litigation against or with respect to any such Employee Benefit Plan (other than routine claims for benefits), including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(f) No Employee Benefit Plan is a Multiemployer Plan or is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate sponsors, maintains, participates in, contributes to or is required to participate in or contribute to or at any time in the past six (6) years has sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to a Multiemployer Plan or an employee benefit plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code. No member of the Company Group nor any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code. No Employee Benefit Plan provides, nor does the Company or any member of the Company Group have or reasonably expect to have any obligation to provide, retiree or postemployment health, welfare or life insurance or benefits to any current or former employee, officer, director or consultant of the Company (other than continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended). Neither the Company nor any ERISA Affiliate has, in the past six (6) years, maintained, established, sponsored, participated in, or contributed to, any (i) “multiple employer plan” as defined in ERISA or the Code, or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Benefit Plan provides health benefits that are not fully insured through an insurance contract.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment, acceleration or creation of any rights of any person to benefits under any Employee Benefit Plan. No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) or by any of the Transaction Documents, by any employee, officer, director or other service provider of the Company Group who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Employee Benefit Plan provides, and the Company does not have an obligation to, gross-up, make-whole or otherwise compensate any current or former employee, officer, director or consultant of the Company for any Taxes.

(h) Each Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code through the date hereof.

(i) Except as set forth on Section 3.17(i) of the Disclosure Schedule, there does not now exist, nor do any circumstances exist that could result in, any Employee Benefit Plan Liability that would be, or could become, a Liability, contingent or otherwise, following the Closing Date of Buyer or any of its Affiliates, including the Company.

(j) The members of the Company Group are, and for the past three (3) years have been, in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting labor and employment, including all such Laws regarding employment practices, collective bargaining, terms and conditions of employment, prohibited discrimination, harassment and retaliation, equal employment, fair employment practices, recordkeeping, employee leave, immigration, wages and hours, and employee and contractor classification. As of the Closing Date all present and former employees of the Company Group and contractors who have provided services to the Company Group will have been paid all wages, fees and/or other money owed to such individuals for services provided to the Company Group as of such date.

(k) No member of the Company Group is a party or subject to any collective bargaining agreement or other contract with a labor union or similar representative of Company Employees and no collective bargaining agreement is currently being negotiated by a member of the Company Group. No Company Employee is represented by a labor union or similar representative with respect to such employee’s employment by the Company Group and, to the Knowledge of the Seller, there is no proceeding, petition, or campaign by a labor union or any similar representative to become the collective bargaining representative of any Company Employee. There is no strike, slowdown, work stoppage or other labor disturbance against any member of the Company Group pending or, to the Knowledge of the Seller, threatened. There are no proceedings pending, or, to the Knowledge of the Seller, threatened, relating to any labor or employment matters (including any matters referenced in Section 5.21(f) above) involving any Company Employee or contractor or former employee or contractor or any member of the Company Group, in each case, that would individually or in the aggregate reasonably be expected to be material to the Company Group, taken as a whole.

(l) Section 3.17(l) of the Disclosure Schedule sets for a complete and accurate list that sets forth each employee of any member of the Company Group, including each employee of Seller whose employment will be transferred to any member of the Company Group immediately prior to Closing (each a “Company Employee”) and his or her: (i) employing entity; (ii) job title and location of employment; (iii) base salary or hourly rate of pay; (iv) status as exempt or non-exempt under the Fair Labor Standards Act and comparable state Law; (v) bonus compensation and other compensation paid for which he or she is eligible; (vi) hire date and service date (if different); and (vii) leave status (including nature and expected duration of any leave).

3.18 Affiliated Transactions. Except as set forth on Section 3.18 of the Disclosure Schedule or disclosed in Seller’s Annual Report on Form 10-K for the year ended December 31, 2020, and other than for the Excluded Assets, the Separation Agreement, the Excluded Assets Assignment Agreement and the Restructuring Transactions, no Related Party (a) is a party to any material Contract with the Company Group; (b) has any direct or indirect material financial interest in, or is an officer, director, manager, employee or consultant of, (i) any material competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company Group or (ii) any other entity in any material business arrangement or relationship the Company Group, in each case to Seller’s Knowledge; provided, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (c) has any interest in any property, asset or right used or owned by the Company; (d) has outstanding any Indebtedness owed to the Company; or (e) has received any funds from the Company since the date of the Latest Balance Sheet, except for director or employment-related compensation received in the Ordinary Course of Business. Except as set forth on Section 3.18 of the Disclosure Schedule, the Company has no Liability or any other obligation of any nature whatsoever to any Related Party, except for director or employment-related Liabilities and obligations incurred in the Ordinary Course of Business.

3.19 Environmental Matters. Except as set forth on Section 3.19 of the Disclosure Schedule, (a) the Company Group is currently and, for the past three (3) years has been in compliance in all material respects with applicable Environmental Laws, (b) the Company Group has obtained and is maintaining all material Environmental Permits necessary for the conduct and operation of the Business as now being conducted, and the Company Group is currently and, for the past (3) years has been in compliance in all material respects with all such Environmental Permits; (c) to the Seller’s Knowledge, there is not now and has not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, released, handled or otherwise present on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company Group in amounts or in a manner that would reasonably be expected to result in material liability of the Company Group under any applicable Environmental Law; (d) the Company Group has not received any written notice of actual or alleged responsibility or liability for, or any written notice of inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged condition that would constitute material violation of, material non-compliance with, or require material remediation under any Environmental Law that has not been resolved to the satisfaction of the applicable Governmental Entity; (e) to the Seller’s Knowledge, there is no site to which the Company Group has transported or arranged for the transport of Hazardous Substances which is the subject of any material Action related to the disposal of such Hazardous Substances; (f) to the Seller’s Knowledge, the Company Group is not an indemnitor in connection with any actual or reasonably anticipated material claim for any liability or responsibility under any Environmental Law, and (g) other than regulatory orders of general applicability, the Company Group has neither entered into, nor is the Company Group subject to any judgment, settlement, order, decree, or directive from, or agreement with, any Governmental Entity relating to, compliance with, or liability under, any Environmental Law, environmental Permit, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, in any case, that relate to the future operations of the Business and that require any material remediation or other material change in the present operating conditions of the Business. Except as set forth on Section 3.19 of the Disclosure Schedule, to the Seller’s Knowledge, true, complete and correct copies, in the Company’s possession or control, of all material environmental or safety reports, audits, studies or inspections, or other material, written reports or correspondence concerning environmental, health or safety issues, pertaining to any current or former operations of the Company Group or property currently or formerly owned, leased or operated by the Company Group, have been made available to the Buyer.

3.20 Certain Payments. None of the Company Group or any of its directors, officers, or to Seller’s Knowledge, the agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees of the Company Group) has at any time during the past three (3) years: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, or failed to disclose fully any such contribution, in each case, in material violation of applicable Laws; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party, in each case acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner in material violation of any anti-corruption Law of the United States or any similar anti-corruption Law of any other country having jurisdiction over the Business; (c) made any unlawful payment or given any other unlawful consideration to any customer or supplier of the Company Group in respect of the Business, in each case, in material violation of any anti-corruption Law of the United States or any similar anti-corruption Law of any other country having jurisdiction over the Business; or (d) otherwise materially violated or is in material violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.21 Accounts Receivable. The accounts or notes receivable reflected on the Latest Balance Sheet and the accounts or notes receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company Group involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice; (b) constitute only valid, undisputed claims of the Company Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (c) to Seller’s Knowledge, and subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts or notes receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Company, are collectible in full. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts or notes receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Company have been determined in accordance with GAAP consistently applied, subject to normal year-end and quarterly adjustments and the absence of disclosures normally made in footnotes.

3.22 Customers and Suppliers.

(a) Section 3.22(a) of the Disclosure Schedule sets forth a complete and accurate list of the twenty (20) largest (by dollar amount) customers and suppliers (each, a “Material Vendor”), from whom the Company Group purchased or sold, as applicable, goods or services over the course of the twelve-month periods ending December 31, 2019 and 2020 and the three-month period ending March 31, 2021, the amounts owing to each such Person, and whether such amounts are past due.

(b) No Material Vendor has given the Company Group notice that it intends to stop or materially and adversely alter its business relationship with the Company Group (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise), and no Material Vendor that is a customer of the Company Group has during the past twelve (12) months decreased materially, or to the Seller’s Knowledge, threatened to materially decrease or limit, its usage or purchase of the services or products of the Company Group. To the Seller’s Knowledge, no Material Vendor intends to cancel or otherwise substantially and adversely modify its relationship with the Company Group or to decrease materially or materially limit its usage or purchase of the services or products of the Company Group. Each of the foregoing representations and warranties excludes from its scope customary changes in contract amendments in the ordinary course, or fluctuations in activity due to seasonal, cyclical or other factors that would occur independent of the nature of Seller’s or the Company Group’s relationship with such party.

3.23 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company for which Buyer or the Company would be liable.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

The Buyer and Parent represents and warrants to the Seller that, as the date of this Agreement (other than the representations and warranties which are as of a specified date, which speak only as of such date), the statements contained in this Article IV are true and correct, except as set forth in Parent SEC Documents (as defined below).

4.1 Organization; Power. The Buyer and Parent are a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, except where the failure to be so duly organized, validly existing and in good standing would not have a material adverse effect on the ability of the Buyer or Parent to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer or Parent is a party. The Buyer and Parent possess all requisite power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents to which the Buyer or Parent is a party.

4.2 Authorization. The Buyer and Parent have all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Buyer or Parent is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer or Parent is a party have been duly authorized by the Buyer and Parent. All corporate or limited liability company actions and proceedings required to be taken by or on the part of the Buyer or Parent to authorize and permit the execution, delivery and performance by the Buyer and Parent of this Agreement and the other Transaction Documents to which the Buyer or Parent is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which the Buyer or Parent is a party will be at or prior to the Closing, duly executed and delivered by the Buyer and Parent. This Agreement constitutes, and each Transaction Document to which the Buyer or Parent is a party will constitute, when so duly executed and delivered by the Buyer and Parent (assuming due authorization, execution and delivery by each other party hereto and thereto, if applicable), a valid and binding obligation of the Buyer and Parent, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Buyer and Parent of this Agreement does not, and the execution and delivery of the other Transaction Documents to which the Buyer or Parent is a party and the performance of this Agreement and such other Transaction Document by the Buyer or Parent will not, (i) conflict with or violate any provision of the organizational documents of the Buyer or Parent; (ii) conflict with or violate any Law applicable to the Buyer or Parent or by which any of its respective properties or assets are bound or affected which has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer or Parent to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which the Buyer or Parent is a party; (iii) except as set forth on Section 4.3 of the Disclosure Schedule, (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any material Contract to which the Buyer or Parent is a party or to which any of its respective properties or assets are subject and which have had, or would reasonably be expected to have, a material adverse effect on the ability of the Buyer or Parent to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which the Buyer or Parent is a party.

(b) Except as set forth on Section 4.3 of the Disclosure Schedule, the execution and delivery by the Buyer and Parent of this Agreement and the other Transaction Documents to which the Buyer or Parent is a party do not, and the performance by the Buyer and Parent of this Agreement and the other Transaction Documents to which the Buyer or Parent is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity which has had, or would reasonably be expected to have, a material adverse effect on the ability of the Buyer and Parent to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which the Buyer or Parent is a party.

4.4 Investment. The Buyer is purchasing the Purchased Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution of such Purchased Securities in violation of federal and state securities Laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Securities and is capable of bearing the economic risks of such investment. The Buyer acknowledges that the Purchased Securities have not been registered under the Securities Act or the Exchange Act or any state or foreign securities Laws and that the Purchased Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Laws.

4.5 Litigation. There are no Actions pending or to the Buyer’s Knowledge, threatened against or affecting the Buyer, which have had, or would reasonably be expected to have, a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by the Transaction Documents. There are no Actions pending or to Parent’s Knowledge, threatened against or affecting the Parent, which have had, or would reasonably be expected to have, a material adverse effect on the ability of Parent to consummate the transactions contemplated by the Transaction Documents.

4.6 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or Parent.

4.7 SEC Documents.

(a) Parent has filed or furnished with the U.S. Securities and Exchange Commission (the “SEC”), on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed (or, if amended prior to the Closing Date, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) There are no liabilities or obligations of Parent or any of its wholly-owned subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) (A) reflected or reserved against in the consolidated balance sheet of Parent as of March 31, 2021 or (B) readily apparent in the notes thereto, in each case included in the Parent SEC Documents, (ii) liabilities or obligations incurred in the ordinary course of business since March 31, 2021, (iii) for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the related transactions or (iv) liabilities or obligations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.8 Parent Securities. The shares of Parent Securities to be issued as the Base Stock Consideration have been duly authorized by Parent and, when issued and delivered at the Closing (x) will be validly issued, fully paid and non-assessable, (y) will be issued free and clear of any Liens (excluding (i) restrictions on transfer under applicable state and federal securities laws and (ii) any Liens created by or related to Seller) and (z) will not be issued in violation of any preemptive or other rights to subscribe for or to purchase any shares of Parent Securities. In addition, all actions required to be taken by Parent to cause the Base Stock Consideration to be issued at the Closing as contemplated in this Agreement shall have been taken by or before the Closing. Parent’s Class A common stock is listed on the NYSE, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of the NYSE, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Buyer’s Knowledge, pending, contemplated or threatened.

4.9 Capitalization.

(a) Immediately prior to Closing, the authorized capital stock of Parent consists solely of (i) 350 million shares of Parent Class A Common Stock, $0.01 par value per share, of which 86,101,316 shares of common stock are issued and outstanding, (ii) 40 million shares of Parent Class A-2 common stock, $0.01 par value per share, of which no shares of common stock are issued and outstanding, (iii) 150 million shares of Parent Class B common stock, $0.01 par value per share, of which 16,221,101 shares of common stock are issued and outstanding and (iv) 50 million shares of Parent preferred stock, $0.01 par value per share, of which no shares are issued and outstanding.

(b) All of the issued and outstanding shares of Parent common stock and preferred stock of Parent are duly authorized and validly issued in accordance with the organizational documents of Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c) Except as contemplated by this Agreement, as disclosed in the Parent SEC Documents and for equity awards made pursuant to plans described in the Parent SEC Documents, as of the Closing Date there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

4.10 Internal Controls.

(a) Since March 31, 2021, (A) Parent has not been advised by its independent auditors of (1) any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls or (2) Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (B) there have been no changes in internal controls or, to Buyer’s knowledge, in other factors that would reasonably be expected to materially and adversely affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(b) There has been no failure on the part of Parent or, to Buyer’s knowledge, any of Parent’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

4.11 Independent Investigation. Each of the Buyer and Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group and its business for such purpose. The Buyer and Parent acknowledge and agree that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, including the receipt of the Purchased Securities, the Buyer and Parent have relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article II and Article III of this Agreement (including the related portions of the Disclosure Schedule); and (b) neither the Seller nor any other Person has made any representation or warranty as to the Company Group or this Agreement, except as expressly set forth in Article II and Article III of this Agreement (including the related portions of the Disclosure Schedule) including any representation or warranty express or implied, at Law or in equity, as to any matter whatsoever relating to the Business, the Post-Closing Liabilities, the Company Group’s assets or any other matter relating to the transactions contemplated hereby, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business by Buyer at and after the Closing in any manner, and (c) the probable success or profitability of the Business at and after the Closing.

4.12 Form S-3. Parent is eligible to register the resale of the Parent Securities for resale by Seller under Form S-3 promulgated under the Securities Act.

4.13 NYSE Listing. The shares of Parent Securities constituting Base Stock Consideration have been approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

4.14 No Other Representations or Warranties. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE BUYER AND PARENT MAKE NO REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) WHATSOEVER TO SELLER AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO SELLER OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO SELLER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE BUYER OR PARENT OR ANY BUYER INDEMNIFIED PARTIES OR ANY AFFILIATE THEREOF). THE BUYER, PARENT AND THE BUYER INDEMNIFIED PARTIES ARE NOT MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO ANY PROJECTIONS, ESTIMATES, BUDGETS OR FORECASTS HERETOFORE DELIVERED OR MADE AVAILABLE TO SELLER RELATING TO THE BUYER OR PARENT.

Article V
ADDITIONAL AGREEMENTS

5.1 Litigation Support.

(a) After the Closing, in the event that, and for so long as, the Seller, its Affiliates, the Buyer or the Company is actively contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, grievance, arbitration, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company Group, the Buyer and the Seller will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to, their books and records as shall be reasonably necessary in connection with the contest or defense (subject to any applicable Law, any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations), all at the sole cost and expense of the contesting or defending party (unless such party is entitled to indemnification therefor under the provisions of this Agreement).

5.2 Tax Matters.

(a) All Transfer Taxes incurred in connection with the transfer of the Purchased Securities held by Stockholder to the Buyer under this Agreement shall be borne 50% by the Buyer and 50% by the Seller, provided that, for the avoidance of doubt, any Transfer Taxes resulting from the transactions contemplated by the Separation Agreement or the Excluded Assets Assignment Agreement or resulting from the Conversion or the Restructuring Transactions shall be the responsibility of the Seller. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, to file any Tax Returns with respect to any such Transfer Taxes and in remitting such Transfer Taxes to the appropriate Governmental Entity.

(b) In the case of any Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i) in the case of Taxes that are imposed on a periodic basis with respect to assets or capital, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and

(ii) in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each portion of such Straddle Period.

(iii) Notwithstanding anything to the contrary herein, any franchise Tax will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(c) The Seller shall prepare and timely file, or cause to be prepared and timely filed, all Income Tax Returns with respect to a Pre-Closing Tax Period (a “Pre-Closing Income Tax Return”) required to be filed by the Company Group after Closing. All such Pre-Closing Income Tax Returns shall be prepared in a manner consistent with the past practice of the Company Group, except as otherwise required by applicable Law. At least thirty (30) days prior to the filing date (including extensions), the Seller shall provide to the Buyer a copy of each Pre-Closing Income Tax Return of the Company Group, together with all supporting documentation and workpapers, for the Buyer’s review, reasonable comment and consent (not to be unreasonably withheld, conditioned or delayed). The Buyer shall be deemed to have granted its consent if the Buyer has not responded by six (6) Business Days prior to the filing date (including extensions) of the applicable Pre-Closing Income Tax Return. Seller shall cause each Pre-Closing Income Tax Return (as revised to reflect Buyer’s reasonable comments pursuant to the procedures above) to be timely executed and filed and shall timely pay or cause to be paid all Taxes reported to be due on any such Pre-Closing Income Tax Returns. For the avoidance of doubt, in no case shall the Seller be required to deliver any Seller Consolidated Return of the Seller to the Buyer for its review and comment and this Section 5.2(c) shall not apply with respect to any Tax Return of the Seller.

(d) The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company Group that relate to a Straddle Period (a “Straddle Return”). At least thirty (30) days prior to the filing date (including extensions), the Buyer shall provide to the Seller a copy of each Straddle Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided as promptly as practicable), together with all supporting documentation and workpapers, for the Seller’s review, reasonable comment and consent (not to be unreasonably withheld, conditioned or delayed). The Seller shall be deemed to have granted its consent if the Seller does not respond by six (6) Business Days prior to the filing date (including extensions) of the applicable Straddle Return. Not later than three (3) Business Days prior to the due date (including extensions) for the applicable Straddle Return, the Seller shall pay or cause to be paid to the Buyer the amount of Pre-Closing Taxes reported to be due on any such Straddle Return. If the Buyer and the Seller cannot agree on the amount of Pre-Closing Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay or cause to be paid the amount of Pre-Closing Taxes reasonably determined by the Seller to be owed to the Buyer. Within ten (10) days after such payment, the Seller and the Buyer shall refer the matter to the Independent Accounting Firm to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such Independent Accounting Firm and its determination as to the amounts owed by the Seller and the Buyer with respect to a Straddle Return shall be binding on the Seller and the Buyer. Within five (5) days after the determination by the Independent Accounting Firm, if necessary, the appropriate party hereto (“Party”) shall pay the other Party any amount which is determined by such Independent Accounting Firm to be owed by one Party to the other. The Seller shall be entitled to reduce its obligations to pay Pre-Closing Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid, or caused to be paid by the Seller with respect to such Pre-Closing Taxes on or before the Closing Date.

(e) Any and all real property, personal property, ad valorem, sales and use, excise, and other similar Taxes or charges and any other non-Income Taxes attributable to any Straddle Period shall be included in Working Capital based on the Tax assessment for the Company Group and each of the assets of the Company Group, as applicable, for the Straddle Period, if available, or if not available, reasonably based on the Tax assessment for the Company Group or such asset with respect to the preceding taxable period.

(f) Any refund, rebate, abatement, reduction or other recovery (whether direct or indirect through a right of setoff or credit) of Taxes (“Tax Refunds”) of any member of the Company Group for or with respect to any Pre-Closing Tax Period (other than amounts included as a current asset in the determination of Working Capital) shall be for the account of the Seller. Any Tax Refunds of any member of the Company Group for or with respect to any Post-Closing Tax Period shall be for the account of the Buyer. Any Tax Refunds of any member of the Company Group for any Straddle Period (other than amounts included as a current asset in the determination of Working Capital) shall be equitably apportioned between the Seller and the Buyer in accordance with the principles set forth in Section 5.2(b). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a Tax Refund pursuant to this Section 5.2(f) the amount of such Tax Refund within ten (10) days after such refund is received, net of any reasonable costs or expenses incurred by such Party or its Affiliates in procuring such Tax Refund and any amounts of such Tax Refund that are legally required to be paid to any other Person other than an Affiliate.

(g) The Buyer covenants that without the prior written consent of the Seller, not to be unreasonably withheld, conditioned or delayed, the Buyer shall not, and shall not cause or permit its Affiliates (including any member of the Company Group) to make, change or revoke any Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action could reasonably be expected to increase the Tax liability of the Company Group or the Seller (or any of its Affiliates) in respect of any Pre-Closing Taxes, unless otherwise required by applicable Law.

(h) The Buyer shall (and shall cause the Company Group to) and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.2 and any Tax Proceeding with respect to the Company Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer (on behalf of the Company Group) and the Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any

Governmental Entity, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(i) Each of the Buyer and the Seller shall promptly notify the other Party in writing upon receipt of any pending or threatened Tax Proceeding relating to the Company Group or the Business, except the Buyer shall notify the Seller only if such Tax Proceeding relates to a Pre-Closing Tax. Any failure to so notify the other Party of any Tax Proceeding shall not relieve such other Party of any Liability with respect to such Tax Proceeding except to the extent such Party was actually prejudiced as a result thereof. The Buyer shall have sole control of the conduct of all Tax Proceedings related to the Company Group, including any settlement or compromise thereof, provided, however, that to the extent any Tax Proceeding relates to any Pre-Closing Tax, the Seller shall have the right to participate in such Tax Proceeding at the Seller’s expense and the Buyer shall not settle such Tax Proceeding without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, delayed or withheld. To the extent there is a conflict, the provisions of this Section 5.2(i), and not those of Article VI, shall control with respect to any Tax Proceeding described or addressed by this Section 5.2(i).

(j) All Tax sharing agreements or similar agreements with respect to or involving the Company Group (other than this Agreement) shall be terminated as of the Closing Date and, after the Closing Date, neither Buyer nor any member of the Company Group shall be bound thereby or have any liability thereunder.

(k) Section 336(e) Election

(i) Seller agrees to cause an election to be made under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding election under state or local tax Law) (collectively a “Section 336(e) Election”) with respect to the sale of the Company pursuant to this Agreement. Seller, Buyer and the Company agree that they will (and will cause their respective Affiliates to) cooperate in good faith in the timely completion and/or filing of such elections and any related filings and procedures and further agree:

(A) that this Agreement constitutes a written, binding agreement (a “Section 336(e) Agreement”) to make the Section 336(e) Election, as required by Treasury Regulations Section 1.336-2(h)(1)(i);

(B) to each retain a copy of the Section 336(e) Agreement, as required by Treasury Regulations Section 1.336-2(h)(1)(ii);

(C) that Seller shall prepare the Section 336(e) statements required by Treasury Regulations Section 1.336-2(h)(1)(iii) and such statements shall be attached to the consolidated U.S. federal income Tax Return of Seller (and any corresponding state or local income Tax Returns) for the taxable year including the Closing Date; and

(D) that Seller shall provide a copy of the Section 336(e) statements described in clause (C) to the Company on or before the due date for filing the consolidated U.S. federal income Tax Return of Seller (and any corresponding state or local income Tax Returns) for the taxable year including the Closing Date, as required by Treasury Regulations Sections 1.336-2(h)(1)(iv).

(ii) Each of Seller and Buyer agree to cause the Company to file a Form 8883 pursuant to Treasury Regulations Section 1.336-2(h)(7) in a manner consistent with the allocation agreed upon pursuant to Section 5.2(k)(v). Seller, Buyer and their respective Affiliates shall take all necessary steps to properly make a Section 336(e) Election in accordance with Law (and any corresponding provisions under state or local Law).

(iii) Seller and the Company shall report the sale occurring pursuant to this Agreement consistent with such Section 336(e) Election and shall take no position contrary thereto unless otherwise required pursuant to a final “determination” (as defined in Section 1313(a) of the Code).

(iv) Seller and Buyer agree that any income and gain recognized as a result of, and in accordance with, the making of the Section 336(e) Election shall be included in the consolidated U.S. federal income Tax Return of the Seller for the taxable year that includes the Closing Date. Seller shall pay the Taxes attributable to the making of the Section 336(e) Election and shall indemnify Buyer and each member of the Company Group against any failure to pay such Tax.

(v) The computation of the “aggregate deemed asset disposition price” and “adjusted grossed up basis” (as defined in the applicable Treasury Regulations) (the “ADADP” and “AGUB”, respectively) of the assets of the Company Group shall be prepared in accordance with Section 336(e) of the Code and the Treasury Regulations promulgated thereunder. As promptly as reasonably practicable after the Closing Date, Seller shall provide Buyer with (i) the computation in accordance with Section 336(e) of the Code and the Treasury Regulations promulgated thereunder of the ADADP and AGUB of the assets of the Company Group and (ii) the allocation of the ADADP and AGUB among the assets of the Company Group (the “Allocation”), for Buyer’s review. Buyer and Seller shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Allocation. If Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. Any costs and expenses of the Independent Accounting Firm incurred pursuant to this Section 5.2(k)(v) shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The Allocation, as prepared by Seller, as adjusted pursuant to any agreement between Buyer and Seller or as determined by the Independent Accounting Firm pursuant to this Section 5.2(k)(v), shall be conclusive and binding on Buyer and Seller. The Allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the purchase price. Any such adjustment shall be allocated, consistent with this Section 5.2(k)(v) and the Allocation, to the assets of the Company Group to which such adjustment is attributable.

5.3 Employee Matters.

(a) Effective as of immediately prior to the Closing Date, Seller shall cause the employment of each of the Company Employees to be transferred to a member of the Company Group. During the period commencing at the Closing, Buyer shall and shall cause the Company to provide each Company Employee who remains employed immediately after the Closing (“Continuing Employee”) (i) base salaries or base wages and target incentive opportunities that are substantially comparable to the base salaries or base wages and target incentive opportunities that are provided to similarly situated employees of Buyer, (ii) employee benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of Buyer, and (iii) the same severance benefits that are provided to similarly situated employees of Buyer (after giving effect to the service crediting provisions set forth in Section 5.3(b) below).

(b) With respect to any employee benefit plan maintained by Parent, Buyer or their respective subsidiaries (collectively, “Buyer Benefit Plans”) in which any Continuing Employees will be eligible to participate in following the Closing, each of Parent and Buyer shall, or shall cause any of its applicable subsidiaries (including the Company) to take commercially reasonable efforts to, recognize all service of the Continuing Employees with the Company, as the case may be as if such service were with Parent or Buyer, as applicable, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under a corresponding Employee Benefit Plan. In addition, and without limiting the generality of the foregoing, (i) Parent and Buyer shall take commercially reasonable efforts to ensure that each Continuing Employee and his or her eligible dependents shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent coverage under such Buyer Benefit Plan replaces coverage under a comparable Employee Benefit Plan in which such Continuing Employee participated immediately before the Closing, and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent and Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Closing, and Parent and Buyer shall take commercially reasonable efforts to cause any eligible expenses incurred and paid by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Employee Benefit Plans ending on the Closing Date to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(c) Seller, Parent and Buyer shall cooperate in good faith to permit the Continuing Employees who are participants in Seller’s 401(k) plan (the “Seller Retirement Plan”) to make rollover contributions or otherwise transfer their respective Seller Retirement Plan account balances (including loans) from the Seller Retirement Plan to the tax-qualified defined contribution retirement plan designated by Buyer.

(d) This Section 5.3 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.3. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any compensation or benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.3 shall not create any right in any Company Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

5.4 Confidentiality and Non-Compete.

(a) In further consideration for the payment of the Final Purchase Price and in order to protect the value of the Purchased Securities purchased by the Buyer (including the goodwill inherent in the Company Group as of the Closing), upon the Closing of the transactions contemplated by this Agreement, Seller agrees as follows:

(i) As an owner of the Purchased Securities, Seller has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) of the Company Group and its direct and indirect, subsidiaries (each of the foregoing, a “Company Entity,” and collectively, the “Company Entities”) and the Business. Seller agrees that unless Seller first secures the written consent of an authorized representative of the Buyer, Seller shall not use for itself or anyone else, and shall not disclose to others (other than its Affiliates and its and their Representatives that have been informed of the confidentiality obligations hereunder and have agreed to keep such information confidential or are otherwise bound by a duty of confidentiality), any Confidential Information, except to the extent such use or disclosure is required by (A) Law (including securities laws, rules and regulations and any applicable stock exchange requirements), (B) order of any Governmental Entity (in which event Seller shall, to the extent practicable, inform the Buyer in advance of any such required disclosure, shall cooperate with the Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements) or (C) in enforcing its rights under the Transaction Documents. Seller shall use all reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(ii) Seller acknowledges that it has become familiar with Confidential Information concerning the Company Entities and that its services have been of special, unique and extraordinary value to the Company Entities. Therefore, Seller agrees that during the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date (the “Non-Compete Period”), it shall not, directly or indirectly, either for itself or for any other Person, own, manage, control, participate in, consult with, render services for, permit its name to be used or in any other manner engage in any business or enterprise which is engaged in any activity comprising or related to (i) sourcing, transporting, transferring, buying, selling, leasing, drilling for, treating or supplying water, or (ii) owning, leasing, constructing or operating water wells, pipelines, tanks and water infrastructure and facilities, related to oil and gas, industrial and commercial purposes, in each case in the Restricted Area. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise; provided that the foregoing and clause (C) and (D) of Section 5.4(a)(iii) shall not in any way restrict (A) Seller or its Affiliates from owning, directly or indirectly, passive ownership of less than five percent (5%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market, (B) Seller or its Affiliates from owning, operating or disposing of any Excluded Assets, (C) Seller or any of its Affiliates from owning, directly or indirectly, any interest in any Person who derives less than five percent (5%) of its revenues from any business that directly competes with the Business, or (D) the acquisition by any unaffiliated third party of a controlling interest in, or substantially all assets of, Seller or any Affiliate of Seller.

(iii) During the Non-Compete Period and except as set forth in the Transition Services Agreement, Seller shall not directly or indirectly through another entity (A) encourage, induce, solicit or attempt to encourage, induce or solicit any officers or other management-level employees of the Company Entities to leave the employ of the Company Entities; (B) hire or employ any Person who was an officer or other management-level employee of the Company Entities at any time during the six-month period immediately prior to the date of this Agreement; (C) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation of the Company Entities with respect to products or services that have been provided by the Company Entities, are currently being provided by the Company Entities or which the Company Entities are currently in the process of developing; or (D) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer, supplier, licensee, licensor, landowner, governmental agency or other business relation of the Company Entities to cease doing business with the Company Entities.

(b) Seller acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) Seller has consulted with independent legal counsel regarding its rights and obligations under this Section 5.4; (iii) Seller fully understands the terms and conditions contained herein; (iv) the restrictions and agreements in this Section 5.4 are reasonable in all respects and necessary for the protection of the Company and the other Company Entities and its Confidential Information and goodwill and that, without such protection, the Company Entities customer and client relationship and competitive advantage would be materially adversely affected; and (v) the agreements in this Section 5.4 are an essential inducement to the Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such Seller is party or by which it is bound.

(c) If at any time a court or arbitrator’s award holds that the restrictions in this Section 5.4 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that any breach of the provisions contained in this Section 5.4 will result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any provisions of this Section 5.4 that is continuing, the Company, its successors and assigns and any third-party beneficiary to this Agreement, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

5.5 Insurance. Notwithstanding anything to the contrary in Article VI, from and after the Closing Date, the Business shall cease to be insured by Seller’s or its Affiliates’ insurance policies, and neither Buyer nor its Affiliates shall have any access, right, title, or interest to or in any insurance policies of Seller or its Affiliates, except as provided below. From and after the Closing Date, Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Business. From and after the Closing Date, (i) the Seller and its Affiliates may terminate coverage for any future claims arising after the Closing Date with respect to the properties and assets of the Business under any claims made insurance policies maintained by the Seller or its Affiliates or with respect to which any member of the Company Group or their assets are a named insured or otherwise the beneficiary of coverage under such claims made insurance policies; and (ii) none of the properties or assets of the Company Group will be covered under such policies following the Closing Date. From and after the Closing, the Seller shall use commercially reasonable efforts to assist the Company Group to make and pursue any claims, and receive and retain any and all amounts paid to insured Persons, pursuant to any insurance policies maintained by the Seller or its Affiliates with respect to which any member of the Company Group is a named insured or otherwise the beneficiary of coverage under such claims made insurance policies (other than to the extent related to the Excluded Assets or the Excluded Liabilities or policies under which the Seller or its Affiliates are self-insured) to which any of the Company Group is entitled in respect of any insurance claim thereunder relating to any of the Company Group or the Business prior to the Closing, provided that such amounts shall not be duplicative of any payments made by Seller or its Affiliates under Section 5.11 or Section 6.1(a).

5.6 Removal of Seller Marks. As soon as reasonably practical (and in any event within ninety (90) Business Days) after the Closing Date, Buyer shall (i) cease any and all use of (A) the name “Superior Energy Services” and “SPN Well Services” or any affiliated names, (B) any items that include the words “Superior Energy Services” and “SPN Well Services” or any affiliated names; (C) the Superior Energy Services logo; and (D) names, trademarks, logos and services marks (and any variation or derivative of such names, trademarks, logos and services marks and any names, trademarks, logos and services marks confusingly similar thereto) related to the Business (collectively, the “Seller Marks”) other than of (x) “A&W Water Services”, (y) “Northern Plains Trucking” and (z) “Hamm & Phillips Services Co.”, and (ii) delete or destroy any and all materials under its control that contain Seller Marks. Buyer acknowledges and agrees that Buyer and its Affiliates will not own or have a license to use Seller Marks.

5.7 Guarantees; Commitments.

(a) From and after the Closing, Buyer shall and shall cause the Company and its Affiliates to, jointly and severally, indemnify and hold harmless Seller and its respective managers, officers, directors, employees, Representatives, agents, successors and assigns (collectively, “Seller Guarantors”) against (A) any and all Losses that any Seller Guarantor suffers, incurs or is liable for by reason of or arising out of or in consequence of any Seller Guarantor being an issuer with respect to, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement, consumer financing arrangements, or other similar commitment, understanding, agreement or obligation arising from the Company or its Affiliates and listed on Section 5.7(a) of the Disclosure Schedule (collectively, the “Indemnified Guarantees”); (B) any claim or demand for payment made on any Seller Guarantor with respect to any of the Indemnified Guarantees; or (C) any Action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.

(b) For any Indemnified Guarantees for which Buyer or the Company and its Affiliates, as applicable, is not substituted in all respects for each Seller Guarantor (or for which such Seller Guarantor is not released) effective as of the Closing, Buyer shall use commercially reasonable efforts and shall cause the Company and its Affiliates to use commercially reasonable efforts to effect such substitution and release as promptly as practicable after the Closing, and Seller shall continue to reasonably cooperate in Buyer’s efforts. Buyer further agrees that, to the extent the beneficiary or counterparty under any Indemnified Guarantee does not accept any such substitute arrangement proffered by Buyer or an Affiliate of Buyer or to the extent each Seller Guarantor is not fully and irrevocably released and discharged, Buyer shall reimburse each Seller Guarantor for any and all amounts paid, including costs or expenses in connection with such Indemnified Guarantee, including expenses in maintaining such Indemnified Guarantee, whether or not any such Indemnified Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse each Seller Guarantor to the extent any Indemnified Guarantee is called upon and any Seller Guarantor makes any payment or is obligated to reimburse the party issuing such Indemnified Guarantee.

(c) To the extent, if any, that any Seller Guarantor directly or indirectly retains, remains liable for, or has any credit exposure with respect to, any material obligation of the Company and its Affiliates, Buyer shall, (A) upon Seller’s request, promptly and as soon as available furnish to Seller such annual, quarterly and monthly financial statements of Buyer and the Company and its Affiliates, including consolidated balance sheets, statements of income, cash flows and stockholders’ equity, for the applicable period, all in reasonable detail, and any other financial information or assurances as Seller may from time to time reasonably request and (B) permit Seller to participate in any discussions or negotiations regarding any material term of any contract or agreement related to any Indemnified Guarantee for so long as any Seller Guarantor retains or remains directly or indirectly liable for, or has any credit exposure with respect to, such Indemnified Guarantee to the extent such discussions or negotiations relate to the Seller Guarantor’s obligations under such Indemnified Guarantee.

5.8 Access to Company Records. For a period of at least seven (7) years after Closing, Buyer shall retain and shall provide the Seller and its Representatives (including their accountants) reasonable access during Buyer’s business hours to all books, records and other information with respect to financial, Tax and other information or data applicable to the Company with respect to any period ending on or prior to the Closing and the ability to make and retain any copies of any of the foregoing, and Buyer shall provide such access reasonably after such Seller or Representative requests such access.

5.9 Misallocated Assets. If, following the Closing, any right, property or asset not forming part of the Business is found to have been transferred to Buyer in error, either directly or indirectly, Buyer shall (i) transfer, or shall cause its Affiliates (including, after the Closing, the Company or its subsidiaries) to transfer, at no cost to Seller or its Affiliates, such right, property or asset (and any related Liability) as soon as practicable to Seller or an Affiliate of Seller as indicated by Seller and (ii) ensure that Buyer or its Affiliate shall where permitted by the terms on which such Person has the right to such asset, hold the asset (or part thereof), and any monies, goods or other benefits arising after the Closing by virtue of it, as agent of and trustee for Seller and allow the Seller and its Affiliates from and after the Closing to have full enjoyment and use of such asset and Seller shall bear all burdens relating to such asset. If, following the Closing, any right, property or asset forming part of the Business is found to have been retained by Seller or any of its Affiliates in error, either directly or indirectly, Seller shall (i) transfer, or shall cause its Affiliates to transfer, at no cost to Buyer, such right, property or asset (and any related Liability) as soon as practicable to Buyer or an Affiliate of Buyer (including the Company and its subsidiaries) indicated by Buyer and (ii) ensure that Seller or its Affiliate shall where permitted by the terms on which such Person has the right to such asset, hold the asset (or part thereof), and any monies, goods or other benefits arising after the Closing by virtue of it, as agent of and trustee for Buyer and allow Buyer from and after the Closing to have full enjoyment and use of such asset and Buyer shall bear all burdens relating to such asset.

5.10 Shared Contracts. Buyer acknowledges that Seller and its Affiliates (other than the Company Group) is a party to certain Contracts that relate both to the Business and one or more of Seller’s other businesses with the vendors listed on Section 5.10 of the Disclosure Schedule (any such Contracts other than off-the-shelf software licensed under shrink wrap or clickwrap agreements for an annual fee of less than $250,000, each, a “Shared Contract”). From the Closing Date, until the six (6) month anniversary thereof, Buyer shall use commercially reasonable efforts to enter into a new Contract with respect to each such Shared Contract (each, a “Replacement Contract”). Until the earlier of such time as such Replacement Contract is entered into and six (6) months following the Closing Date, Seller will, at Buyer’s request, if practicable, use commercially reasonable efforts to cooperate with Buyer (at Buyer’s cost and expense) in any arrangement reasonably acceptable to Buyer and Seller intended to provide Buyer with services under such Shared Contract. For the avoidance of doubt, from and after six (6) months following the Closing, Buyer shall have no right to receive any claims, rights or benefits under any Shared Contract.

5.11 Post-Closing Collection and Payment Matters. From time to time after the Closing, as promptly as practical (but not less than once each calendar month), the parties shall settle any then outstanding and undisputed obligations under this Agreement, including the first party reimbursing the other party for benefits received by the first party that should accrue to the other party (such as the first party’s receipt of payment on an account receivable that was owned by the other party or the other party’s payment of an account payable that was an obligation of the first party).

5.12 Holdback Contract.

(a) The parties acknowledge and agree that all right, title and interest in the Holdback Contract will not be transferred to the Buyer or its Affiliates (including the Company Group) until the approval of the counterparty to such Contract to either (i) the transfer and/or (ii) the addition of such rights, obligations and work under such Contract to an existing master service

Contract of Buyer or its Affiliates has been obtained; provided, however, that (i) the parties shall use commercially reasonable efforts to ensure that the Buyer receives the benefits and bears the burdens (in each case, both economic and operational) of the Holdback Contract, including obtaining the beneficial interest in and to the Holdback Contract, at and after the Closing Date, and the Seller shall enforce, exercise or exploit its rights and options (or cause its Affiliate to enforce, exercise or exploit its rights or options) with respect to the Holdback Contract as reasonably directed by the Buyer, (ii) on and after the Closing the Buyer shall accept the benefits and burdens (in each case both economic and operational) of the Holdback Contract and (iii) if, as, and when needed from time to time, the parties shall use commercially reasonable efforts to consummate any additional or alternative arrangements needed to effect the intent of this Section 5.12(a).

(b) The parties shall use commercially reasonable efforts to obtain as soon as reasonably possible the consent of each applicable counterparty to the Holdback Contract to either (i) the assignment of the Seller’s (or Seller’s Affiliate’s, as the case may be) right, title and interest in the Holdback Contract and/or (ii) the addition of such rights, obligations and work under such Contract to an existing master service Contract of Buyer or its Affiliates; upon receipt of such approval, the Seller’s (or its Affiliate’s) right, title and interest in the Holdback Contract, if clause (i) applies, will be as promptly as practicable assigned to the Company pursuant to an assignment and assumption agreement substantially similar in form and substance to the Separation Agreement.

5.13 Excluded Assets Assignments. The parties acknowledge and agree that all right, title and interest in the Lupton Shares will not be transferred to Pumpco until the Requisite Approval (as defined in the Excluded Assets Assignment Agreement) has been obtained; provided, however, that (i) the parties shall use commercially reasonable efforts to ensure that Pumpco receives the economic benefits and bears the burdens of the Lupton Shares, (ii) at and after Closing, Seller hereby agrees, to indemnify the Buyer and its Affiliates (including the Company Group) and hold each of them harmless from and against and pay on behalf of or reimburse any the Buyer and its Affiliates (including the Company Group) in respect of the entirety of any Loss which the Buyer and its Affiliates (including the Company Group) may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with the ownership of the Lupton Shares and (iii) the Seller shall use or cause its Affiliates to use best efforts to obtain the Requisite Approval.

5.14 Further Actions. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such party may reasonably request, all at the sole cost and expense of the requesting party. The Seller acknowledge and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort primarily relating to the Company Group, subject to Section 8.22, unless listed as an Excluded Asset in Section 3.11 of the Disclosure Schedule.

Article VI
INDEMNIFICATION

6.1 Indemnification of the Buyer Indemnified Parties by the Seller.

(a) Obligation. The Seller hereby agrees, jointly and severally, to indemnify the Buyer and its Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of the entirety of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) subject to the limitations in this Article VI, the breach or inaccuracy of any representation or warranty of Seller contained in Article II or Article III of this Agreement (or in any certificate delivered pursuant hereto by or on behalf of Seller to the Buyer with respect thereto), in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty (other than (x) solely with respect to the standard that must be met to create an obligation to include items in a list set forth in Sections 3.7(a), 3.7(f), 3.7(j), 3.7(o), 3.7(q), 3.11, 3.12(a)(ii), 3.12(a)(iii), 3.12(a)(vi), 3.12(a)(viii), 3.12(a)(xi) and 3.13 in the Disclosure Schedule or (y) in Section 3.6 or the first sentence of Section 3.7) for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach;

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation contained in this Agreement;

(iii) any and all Pre-Closing Taxes;

(iv) any claim by any officer, director, manager or employee of the Company to indemnification or reimbursement by the Company in connection with any Losses arising out of or pertaining to matters existing or occurring at or prior to the Closing except for Employee Benefit Plan Liabilities that are excluded from the definition of Excluded Liabilities; and

(v) any Excluded Liabilities.

(b) Limitations.

(i) No amount shall be payable to the Buyer Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 6.1(a)(i) unless and until the aggregate amount of all Losses of the Buyer Indemnified Parties arising therefrom exceeds $500,000 (the “Threshold”), at which time the Seller shall indemnify the Buyer Indemnified Parties for the full amount of all such Losses in excess of the Threshold; provided that (A) de minimus Losses arising out of any individual claim or series of related claims that do not exceed $15,000 shall not count toward the Threshold and (B) the Threshold shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of representations and warranties contained in Sections 2.1(a) and (x) (Organization), 2.2 (Power; Authorization), 2.3 (Title to Purchased Securities), 2.6 (Brokerage), 3.1(a)(i), 3.1(b) and 3.1(c) (Organization; Authority), 3.2 (Capitalization), 3.3 (No Subsidiaries; Investments) and 3.23 (Brokerage) (collectively, the “Fundamental Representations”); and

(ii) The aggregate amount of all payments made by the Seller in satisfaction of claims for indemnification pursuant to Section 6.1(a)(i) shall not exceed an amount equal to $6,896,763 (the “Cap”); provided that (A) the Cap shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of representations and warranties contained in the Fundamental Representations and (B) in no event shall the aggregate amount of all payments made by the Seller in satisfaction of claims for indemnification pursuant to Section 6.1(a) exceed the portion of the Final Purchase Price actually paid by the Buyer.

6.2 Indemnification of Seller by the Buyer.

(a) Obligation. The Buyer agrees to indemnify the Seller and its Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(i) subject to the limitations in this Article VI, the breach or inaccuracy of any representation or warranty of Buyer contained in Article IV of this Agreement (or in any certificate delivered pursuant hereto by or on behalf of Buyer to the Seller with respect thereto), in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” or similar qualifiers set forth in such representation or warranty (other than Section 4.7(b)) for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach;

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Buyer contained in this Agreement; or

(iii) any Post-Closing Liabilities.

(b) Limitations. The aggregate amount of all payments made by the Buyer in satisfaction of claims for indemnification pursuant to Section 6.2(a)(i) shall not exceed the Cap; provided that the Cap shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of Section 4.1 (Organization; Power), Section 4.2 (Authorization), Section 4.6 (Brokerage) or Section 4.8 (Parent Securities) (collectively, the “Buyer Fundamental Representations”).

6.3 Survival Periods. Subject to the limitations contained in this Article VI, all representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the date that is eighteen (18) months after the Closing (the “Survival Date”); provided that (a) with respect to the representations and warranties set forth in Sections 3.15 (Tax Matters), the

Survival Date shall be the 30th day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) and (b) with respect to the Fundamental Representations and the Buyer Fundamental Representations, there shall be no Survival Date and such representations and warranties shall survive the Closing indefinitely. The Parties agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved. For the avoidance of doubt, any covenant, agreement or obligation set forth in this Agreement or any Transaction Document, shall survive the Closing until the date that such covenant, agreement or obligation has been fully performed in accordance with its terms. Notwithstanding anything herein to the contrary, the Seller will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 6.1(a)(i), and the Buyer will not be liable with respect to any claim for the breach or inaccuracy of any representation or warranty pursuant to Section 6.2(a)(i), unless written notice of a claim thereof is delivered to the Seller or the Buyer, as the case may be, prior to the Survival Date.

6.4 Special Rule for Fraud. Notwithstanding anything in this Article VI to the contrary, in the event of any breach of a representation or warranty by any party hereto that constitutes actual fraud and results from a knowing, intentional misrepresentation by the party making such representation (including any knowing, intentional misrepresentation committed by any officer, director, manager, employee or agent of Buyer, Parent or Seller in connection with the consummation of the transactions contemplated by this Agreement that otherwise constitutes actual fraud), then (a) such representation or warranty will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations with regard to any survival period set forth in Section 6.3, (b) the limitations set forth in Section 6.1(b) or Section 6.2(b) (as the case may be) shall not apply to any Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (c) none of such Losses shall count towards the satisfaction of the Cap.

6.5 Notice and Defense of Third-Party Claims.

(a) If a party hereto seeks indemnification under this Article VI with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such party (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such failure or delay. With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article VI, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control and appoint lead counsel of such defense with counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the Third-Party Claim which the Indemnifying Party seeks to assume control (I) seeks non-monetary relief, (II) involves criminal or quasi-criminal allegations, (III) involves a claim which, if adversely determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Business or (IV) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(b) In the event that either the Indemnifying Party does not elect to assume the control of the defense of any Third-Party Claim pursuant to Section 6.5(a) or any of the conditions in Section 6.5(a) is or becomes unsatisfied, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); provided, however, that the Indemnified Party shall send written notice to the Indemnifying Party of any proposed judgment that the Indemnified Party will consent to or settlement and the Indemnifying Party shall have the option for thirty (30) days following receipt of such notice to (i) admit its obligation to indemnify the Indemnified Party from and against such Losses and either (1) consent to such judgment or settlement or (2) reject, in its reasonable judgment, the proposed judgment or settlement, or (ii) deny its obligation to indemnify the Indemnified Party. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i)(1) above, unless the Indemnifying Party has no right to assume control of the defense under Section 6.5(a) (other than under clause (IV) thereunder) or the Indemnified Party has failed to promptly notify the Indemnifying Party of the Third-Party Claim in accordance with Section 6.5(a) (in which case failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (ii) above). If the Indemnified Party consents to the entry of any judgment or settles any Third-Party Claim without the consent of the Indemnifying Party (including any deemed consent pursuing to the foregoing sentence) or without first providing the written notice contemplated by the preceding sentence, then such judgment or settlement shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such Third-Party Claim.

(c) If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 6.5(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnified Party’s sole cost and expense, and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided that the Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (A) is for only money damages (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim and (C) would not be reasonably expected to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or, if the Indemnified Party is Buyer or the Company, the Business.

6.6 Notice of Non-Third-Party Claims. If an Indemnified Party seeks indemnification under this Article VI with respect to any matter which does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the indemnity notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in the indemnity notice. If the Indemnifying Party has delivered indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of indemnity dispute notice, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 8.7.

6.7 Manner of Payment.

(a) Any indemnification pursuant to this Article VI shall be effected by wire transfer of immediately available funds to an account designated by the Indemnified Party, within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto.

6.8 Determination of Loss Amount.

(a) The amount of Losses subject to indemnification pursuant to Section 6.1(a), shall be reduced by any insurance proceeds previously received by any Buyer Indemnified Party with respect to such Losses (net of any applicable deductible or co-payment, Buyer’s reasonable estimate of any increase in insurance premiums attributable to such recovery and all out of pocket costs related to such recovery) from any insurance carrier pursuant to any insurance coverage in place. If any insurance proceeds are subsequently recovered by any Buyer Indemnified Party from an insurance carrier after payment has been made by the Seller to the Buyer Indemnified Parties in accordance with this Article VI with respect to the Losses to which such insurance recoveries relate, then the Buyer shall promptly remit to the Seller such insurance recoveries (net of any deductible or co-payment, Buyer’s reasonable estimate of any increase in insurance premiums attributable to such recovery and all out of pocket costs related to such recovery); provided that in no event shall the Buyer have any obligation hereunder (i) to remit to the Seller any portion of such insurance recoveries in excess of the indemnification payment or payments actually received from the Seller with respect to such Losses or (ii) to make, or to cause the Company to make, any insurance claim or to pursue any recovery from any insurance carrier or third party with respect thereto, subject to Section 6.8(e).

(b) The Buyer Indemnified Parties’ right to indemnification from the Seller pursuant to Section 6.1 and the Seller Indemnified Parties’ right to indemnification from the Buyer pursuant to Section 6.2 with respect to any Losses will be determined without regard to any Tax benefits realized by such Indemnified Party by reason of such Losses.

(c) To the extent that Seller has an indemnification obligation pursuant to this Article VI, Seller may set off the amount of such indemnification against any amounts then due and unpaid to Seller by any of the Buyer Indemnified Parties within the time period allowed for payment to Seller. To the extent that Buyer has an indemnification obligation pursuant to this Article VI, Buyer may set off the amount of such indemnification against any amounts then due and unpaid to Buyer by any of the Seller Indemnified Parties within the time period allowed for payment to Buyer.

(d) Upon and after becoming aware of any event which is reasonably likely to give rise to Losses subject to indemnification hereunder, the Parties shall use and the Buyer shall cause the Company to use commercially reasonable efforts to mitigate their respective Losses arising from such events, in each case, as and to the extent required by applicable law.

(e) To avoid double-counting, any Loss for which any party hereto would otherwise be obligated to provide indemnification hereunder will be offset to the extent such Loss is reflected in the determination of the Final Purchase Price.

(f) Seller will have no obligation to indemnify, defend or hold harmless Buyer Indemnified Parties under Section 6.1(a)(i) with respect to any Losses resulting from any breach of any representation or warranty made in this Agreement (other than any Fundamental Representations) if Buyer had knowledge on or before the Closing of (i) such breach or (ii) any facts, circumstances or other information from which a Person would, or could reasonably be expected to, conclude that such a breach occurred or may have occurred.

6.9 Exclusive Remedy. Subject to Sections 1.3, 1.4, 8.13 and 8.24 the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud resulting from a knowing, intentional misrepresentation relating to a representation or warranty hereunder) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, or to seek any remedy on account of any actual fraud relating to a representation or warranty hereunder resulting from a knowing, intentional misrepresentation.

EXCEPT IN THE CASE OF ACTUAL FRAUD, NO INDEMNIFYING PARTY SHALL BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (OTHER THAN INDEMNIFICATION FOR AMOUNTS PAID OR PAYABLE TO THIRD PARTIES IN RESPECT OF ANY THIRD-PARTY CLAIM

OR PAID OR PAYABLE TO A GOVERNMENTAL ENTITY FOR WHICH INDEMNIFICATION HEREUNDER IS OTHERWISE REQUIRED).

Article VII
DEFINITIONS

7.1 Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

7.2 Certain Definitions.

“Action” means any action, arbitration, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, proceeding or suit by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person. Notwithstanding the foregoing, (i) the Seller and each Person who is an Affiliate of the Seller (other than, after the Closing, the Company) will be deemed not to be an Affiliate of Buyer, and vice versa, and (ii) after the Closing, the Company will be deemed to be an Affiliate of Buyer (not of the Seller).

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close or actually closed in the State of Texas.

“Closing Working Capital” means the Working Capital as of 11:59 P.M. (central time) on the day immediately preceding the Closing Date, determined in accordance with this Agreement in a manner consistent with, and using the same principles, policies, methods and practices used in, the calculation of Estimated Working Capital set forth on Annex A and otherwise in accordance with GAAP, applied on a consistent basis (subject to the foregoing).

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“Confidential Information” means all non-public proprietary and confidential information relating primarily to the Business that is disclosed to, or developed or learned by, Seller as an owner of equity securities of the Company in the performance of duties for, or on behalf of, any Company Entity; provided that “Confidential Information” shall not include any information that (a) is or becomes generally available to the public or within the industry other than as a result of the acts or omissions of Seller or a Person that Seller has direct control over to the extent such acts or omissions are not authorized by Seller in the performance of such Person’s assigned duties for Seller; (b) is obtained by Seller or its Representatives on a non-confidential basis from a third party that, to Seller's Knowledge, was not contractually restricted from disclosing such information; (c) was or is independently developed by Seller or its Representatives without using any Confidential Information; or (d) relates to businesses of Seller and its Affiliates other than the Business.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, by and between Superior Energy Services, Inc. and Select Energy Services, Inc., dated as of April 22, 2021.

“Consequential Damages” means any Loss arising from, relating to or in connection with a breach, inaccuracy, non-compliance or non-performance of any representation, warranty, covenant or other agreement under this Agreement, as applicable, or any Pre-Closing Taxes, claim, Excluded Liability, or Post-Closing Liability, as applicable, that is not reasonably foreseeable, because such Loss (i) does not directly and naturally result in the ordinary course of events as a result of such breach, inaccuracy, non-compliance, non-performance or other event or matter, as applicable, and (ii) arises from special circumstances not within the reasonable contemplation of the parties.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under U.S. state or local law or non-U.S. law.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral.

“Controlled Group Liability” means any and all liabilities of the Company or any of its ERISA Affiliates (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Laws.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program practice,

agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which is maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company has or may have any obligation or liability, whether actual or contingent, including, all incentive, bonus, deferred compensation, severance, retirement, change of control, retention, vacation, holiday, cafeteria, fringe benefit, medical, disability, stock purchase, sick leave, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation and all other employee benefit plans, policies, programs, practices or arrangements.

“Employee Benefit Plan Liabilities” means (a) any Liability of the Company or any of its ERISA Affiliates under any Employee Benefit Plan (including, for the avoidance of doubt, the obligation to provide continuation coverage pursuant to Section 601 et seq. of ERISA and Section 4980B of the Code under any Employee Benefit Plan to any former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate arising out of or in connection with acts, omissions, or circumstances arising prior to the Closing) and (b) any Controlled Group Liability, in each case, arising out of or in connection with acts, omissions, or circumstances occurring prior to the Closing.

“Employment Liabilities” means any Liability of the Company or any of its Affiliates arising from or in connection with (i) the employment or termination of any individual employed by the Company Group, Seller or any of Seller’s Affiliates prior to the Closing or (ii) the alleged misclassification of independent contractors and failure to pay wages or overtime due under the Fair Labor Standards or similar state or local law prior to the Closing by the Company Group, Seller or any of Seller’s Affiliates.

“Environmental Law” means any Law of any Governmental Entity having jurisdictions over assets in question, and any Governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof), protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), protection of natural resources, endangered, threatened or candidate species, biological or cultural resources, or protection of occupational or human health (to the extent related to the handling of, or exposure to, Hazardous Substances); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, release or remediation of any Hazardous Substances.

“Environmental Permit” means any and all Permits required pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Working Capital” means the calculation of Working Capital set forth on Annex A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal Law then in force.

“Excluded Liabilities” means any Liability to the extent related to (i) any Excluded Asset (ii) any pending or threatened Actions against or affecting the Company Group as of the date hereof or Actions relating to the Business arising from events occurring prior to the Closing, (iii) Employment Liabilities and (iv) all Employee Benefit Plan Liabilities, except the pro rata portion of payments earned based on actual performance under the Company’s AIP Plan for the remainder of 2021.

“Freely Tradable” means, with respect to any Parent Securities, that such security (a) is eligible to be sold by the holder thereof, without the application of any current public information, volume or manner of sale restrictions, pursuant to Rule 144 (as defined below) promulgated under the Securities Act, (b) bears no legends restricting the transfer thereof and (c) bears an unrestricted CUSIP number (if held in global form).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substances” means any chemical, chemical compound, substance, material or waste that is subject to regulation, control or remediation under any Environmental Law as a pollutant or as a hazardous, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, substance, material or waste, whether solid, liquid or gas, including, any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls, toxic mold, radon gas, radioactive materials, crude oil or any fraction thereof, all forms of natural gas, and petroleum products, by-products or derivatives.

“Holdback Contract” has the meaning set forth in Section 3.4(a) of the Disclosure Schedule.

“Income Tax” means any federal, state, local or foreign income Tax measured by or imposed on net income.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond (other than a performance bond or other bonds of the type or category listed on Section 5.7(a) of the Disclosure Schedule), debenture or other debt security or similar instrument (including any seller note issued in connection with any acquisition or other similar arrangement), (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including all earn out or similar obligations), (iv) any liabilities under financing leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including any lease termination payments or charges, and (v) any accrued and unpaid interest on, and any breakage or prepayment premiums, penalties or accrued finance charges and fees or similar charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, excluding trade accounts payable and any amounts reflected in the calculation of Closing Working Capital.

“Indebtedness Amount” means the aggregate amount of all Indebtedness (excluding clause (iv) of the definition of Indebtedness) of the Company Group outstanding as of immediately prior to the Closing.

“Knowledge” means with respect to any Person the actual knowledge of such Person; provided that, in the case of the Seller, “Knowledge” means the actual knowledge after reasonable inquiry of the persons listed on Section 7.2-K of the Disclosure Schedule.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Leases” means the leases, subleases and other agreements pursuant to which the Company Group leases and occupies the Leased Real Property.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, and in the case of securities, includes any purchase option, call, or similar right of a third party with respect to such securities.

“Losses” means any and all losses, liabilities, actions, causes of action, costs, damages (including lost profits, diminution of value, consequential damages, special damages, incidental damages, punitive damages, exemplary damages and regardless of whether or not the amount thereof has been calculated utilizing any multiple or similar valuation methodology) or expenses, whether or not arising from or in connection with any Third-Party Claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Lupton Shares” means the twenty (20) shares of Lupton Meadows Ditch Company held by Complete Energy Services, Inc.

“Material Adverse Effect” means any change, event, occurrence, fact or circumstance that, individually or in the aggregate with all other changes, events occurrences and circumstances, results in, or could reasonably be expected to result in, a material adverse effect on (x) the Business, results of operations, condition (financial or otherwise), prospects, assets, or Liabilities of the Company Group, taken as a whole, or on the ability of the Seller or Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby or (y) results of operations, condition (financial or otherwise), prospects, assets, or Liabilities of the Parent and its subsidiaries, taken as a whole, or on the ability of the Buyer or the Parent to perform their obligations hereunder or to consummate the transactions contemplated hereby, as applicable; provided that “Material Adverse Effect” shall not include any change, event, occurrence, fact or circumstance, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business or the business of the Parent operates, as applicable; (iii) any changes in financial, banking or securities markets in general, and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer or Seller, as applicable; (v) any changes in applicable Laws or accounting rules (including GAAP); (vi) any natural or man-made disaster or acts of God; (vii) any epidemics, pandemics or virus or disease outbreaks (including SARS-CoV-2 or COVID-19); or (viii) failure by the Business or the business of the Parent, as applicable, to meet any internal or projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, with respect to clauses (ii), (iii) and (vi), to the extent such event, occurrence, fact, condition or change has a disproportionate impact on the Business or the business of the Parent, as applicable, as compared to similarly situated Persons in similarly situated businesses, such change, event, occurrence, fact or circumstance shall be deemed a “Material Adverse Effect.”

“Multiemployer Plan” has the meaning set forth in Section 3(37) or 4001(a)(3) of ERISA.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount, and the Restructuring Transactions.

“Permitted Liens” means (a) statutory Liens for current period Taxes applicable to the assets of the Company Group not yet due and payable or that are being contested in good faith and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and other similar liens arising or incurred in the Ordinary Course of Business of the Company and are not more than thirty (30) days past due or are being contested in good faith; (c) Liens as may have arisen in the Ordinary Course of Business of the Company Group, none of which are material to the ownership, use or operation of the assets of the Company Group, so long as such matters do not and would not reasonably be likely to materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Company Group; (d) any validly existing easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record that do not materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Company Group; (e) legal highways, zoning and building laws, ordinances and regulations that do not materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Company; (f) required third-party consents to assignment that are not applicable to the transactions contemplated under this Agreement; (g) Liens which will be and are discharged or released either prior to, or simultaneously with, the Closing; (h) with respect to Real Property, all matters that are reflected on a current, accurate ALTA/NSPS survey of any parcel of Real Property (to the extent such surveys have been made available to the Buyer prior to the date hereof); and (i) with respect to Leased Real Property, (i) the terms, conditions, and provisions of the Leases (to the extent such Leases have been made available to the Buyer prior to the date hereof), (ii) any Lien or other matter affecting title to the fee estate underlying such Leased Real Property, (iii) Liens in favor of lessor under the Leases or encumbering the interests of such lessors (or holder of superior interests), or (iv) any right, title or interest of a lessor, sublessor or licensor under any of the Real Property Leases.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Post-Closing Liability” means (a) all Liabilities arising out of or related to the Business to the extent arising out of or in connection with acts, omissions, or circumstances occurring at or after the Closing (but not to the extent arising out of or in connection with acts, omissions, or circumstances occurring prior to the Closing) and (b) all current liabilities included in the calculation of Closing Working Capital.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means any and all Taxes (a) imposed on the Company Group or for which the Company Group may otherwise be liable for a Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.2(b)), (b) resulting from a breach of the representations and warranties set forth in Section 3.15 (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or a breach by the Seller of any covenant set forth in Section 5.2; (c) of any Consolidated Group (or member thereof, other than a member of the Company Group) of which any member of the Company Group (or any predecessor of any member of the Company Group) is or was a member on or prior to the Closing Date; (d) of any Person imposed on the Company Group as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event, transaction, or relationship occurring or existing before the Closing, (e) that are Transfer Taxes for which the Seller is responsible pursuant to Section 5.2(a); (f) that are Taxes for which the Seller is responsible pursuant to Section 5.2(k); and (g) resulting from the transactions contemplated by the

Separation Agreement or the Excluded Assets Assignment Agreement or resulting from the Conversion or Restructuring Transactions; provided that no such Tax will constitute a Pre-Closing Tax to the extent such Tax was included as a current liability in the determination of Closing Working Capital on the Closing Statement (as finally determined pursuant to Section 1.3).

“Representatives” means a Person’s affiliates and its or their employees, officers, directors, shareholders, partners, agents, independent contractors, service providers, sublicensees, subcontractors, attorneys, accountants and financial advisors.

“Related Party” means any officer, director or Affiliate of the Company or the Seller.

“Restricted Area” means a ten mile radius of each of the locations set forth on Section 7.2-RA of the Disclosure Schedule.

“Restructuring Transactions” means the actions set forth on Section 7.2-RT of the Disclosure Schedule taken on or prior to the Closing Date.

“Securities Act” means the Securities Act of 1933 as amended from time to time, and the rules promulgated thereunder.

“Seller Consolidated Group” means the Consolidated Group of which each of (a) a member of the Company Group and (b) Seller or an Affiliate of Seller (other than a member of the Company Group) is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of the Seller Consolidated Group.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” means any inquiry, claim, audit, assessment or similar event with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Release Agreement, the Transition Services Agreement and the other documents contemplated to be delivered or executed in connection herewith.

“Transfer Taxes” means any and all state and local transfer, documentary, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

“Working Capital” means, as of any date of determination, the current assets less current liabilities of the Company on a consolidated basis as of such date (including the specific accounts, asset types and liability types that are included as “current assets” or “current liabilities,” as applicable, set forth on Annex A and excluding amounts related to Income Tax liabilities, Income Tax assets, Indebtedness, Related Parties and Excluded Assets), determined in accordance with this Agreement in a manner consistent with, and using the same principles, policies, methods and practices used in, the preparation of the calculation of Estimated Working Capital set forth on Annex A, and otherwise in accordance with GAAP, applied on a consistent basis (subject to the foregoing). For avoidance of doubt, (i) Working Capital does not take into account the amount of any deferred tax assets or deferred tax liabilities and (ii) amounts included in Working Capital shall not be duplicative to any amounts included in calculations of Indebtedness. Annex A presents a calculation of Estimated Working Capital.

7.3 Additional Definitions.

Term	Section
Adjustment Amount	1.4(a)
ADADP	5.2(k)(v)
Agreement	Preamble
AGUB	5.2(k)(v)
Akin Gump	8.21
Allocation	5.2(k)(v)
Base Cash Consideration	1.1
Base Purchase Price	1.1
Base Stock Consideration	1.1
Business	Recitals
Buyer	Preamble
Buyer Benefit Plans	5.3(b)
Buyer Fundamental Representations	6.2(b)
Buyer Indemnified Parties	6.1(a)
Cap	6.1(b)(ii)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Statement	1.3(a)
Company	Preamble
Company Employee	3.17(l)
Company Entity	5.4(a)(i)

Company Group	1.2(b)
Continuing Employee	5.3(a)(iii)
Conversion	Recitals
Disclosure Schedule	Article II
Effectiveness Period	8.24(a)
End of Suspension Notice	8.24(d)
Excluded Assets	3.11
Excluded Assets Assignment Agreement	Recitals
Final Purchase Price	1.1
Final Resolution Date	1.3(c)
Fundamental Representations	6.1(b)(i)
Guard Mud	Recitals
Indemnified Guarantees	5.7(a)
Indemnified Party	6.5(a)
Indemnifying Party	6.5(a)
Independent Accounting Firm	1.3(c)
Latest Balance Sheet	3.5(a)
Leases	3.9(a)
Leased Real Property	3.9(a)
Material Contract	3.12(a)
Material Vendor	3.22(a)
Non-Compete Period	5.4(c)(ii)
Non-Party Affiliates	8.20
NYSE	1.2(b)(xiv)
Objection Notice	1.3(b)
Owned Real Property	3.9(a)
Parent	Preamble
Parent SEC Documents	4.7(a)
Parent Securities	1.1
Party	5.2(d)
Permits	3.16(b)
Pumpco	Recitals
Pre-Closing Income Tax Return	5.2(c)
Privilege	8.22
Privileged Communications	8.22
Purchased Securities	Recitals
Real Property	3.9(a)
Release Agreement	1.2(b)(viii)
Replacement Contract	5.10
Rule 144	8.24(g)
SEC	4.7(a)
Section 336(e) Agreement	5.2(k)(i)(A)
Section 336(e) Election	5.2(k)(i)
Seller	Preamble
Seller Guarantors	5.7(a)
Seller Indemnified Parties	6.2(a)

Seller Marks	5.6
Seller Retirement Plan	5.3(c)
Separation Agreement	Recitals
Shared Contract	5.10
Shelf Registration Statement	8.24(a)
SPN WS	Recitals
Stockholder	Recitals
Straddle Return	5.2(d)
Survival Date	6.3
Suspension Event	8.24(d)
Suspension Notice	8.24(d)
Tangible Assets	3.8
Tax Refunds	5.2(f)
Third-Party Claim	6.5(a)
Transition Services Agreement	1.2(b)(vi)
Threshold	6.1(b)(i)

Article VIII
MISCELLANEOUS

8.1 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that any Person that is not a party to this Agreement but, by the terms of Article VI, and Sections 5.7, 8.20, and 8.24 is entitled to indemnification or to the benefits of such provision, as the case may be, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

8.2 Entire Agreement. This Agreement, including the preamble and recitals hereof, the schedules, annexes and exhibits hereto and the Disclosure Schedule, the other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

8.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Seller without the prior written consent of the Buyer (provided that the registration rights under Section 8.24 may be assigned to Affiliates of Seller that hold Parent Securities), or by the Buyer or Parent without the prior written consent of the Seller; provided, that such assignee executes a joinder to and agrees to be bound by this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, including by electronic delivery, all of which shall be considered one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.6 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail; the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Seller, or, prior to the Closing, the Company:

c/o Superior Energy Services, Inc.
1001 Louisiana Street, Suite 2900
Houston, Texas 77002
Attention: General Counsel
Email: Blaine.Edwards@SuperiorEnergy.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor

Houston, Texas 77002
Attention: David Elder / Patrick Hurley
Email:delder@akingump.com / phurley@akingump.com

If to the Buyer or Parent or, after the Closing, the Company:

Select Energy Services, Inc.

1233 W Loop S, Suite 1400

Houston, TX 77027
Attention: Adam R. Law
Email: ALaw@selectenergy.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500

Houston, TX 77002
Attention: Stephen Gill
Email: sgill@velaw.com

Any party hereto may change the address or email to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

8.7 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.8 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Texas State court, or Federal court of the United States of America, sitting in Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Texas court or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Texas State or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Texas State or Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.6. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

8.9 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

8.10 Legal Fees. If any party hereto brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including reasonable legal fees, incurred in connection with such action, including any appeal of such action.

8.11 Amendment or Modification. This Agreement may not be amended except in a written instrument executed by the Buyer and the Seller. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.

8.12 Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

8.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties agree that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise.

8.14 Public Disclosure. The timing and content of all press releases and other public announcements relating to the transactions contemplated by the Transaction Documents shall be mutually determined by the Buyer and Seller; provided that any party hereto may make any public disclosure required by Law (including securities Laws), registration statements or applicable stock exchange requirements (in which case the disclosing party will use its reasonable best efforts to advise the other parties hereto prior to making the disclosure).

8.15 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. For the avoidance of doubt, all expenses incurred by the Company Group on or before Closing in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants, shall be borne and paid by the Seller.

8.16 Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.17 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

8.18 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

8.19 Disclosure Schedule. For the purposes of the Disclosure Schedule, any information set forth in any section of the Disclosure Schedule will be deemed to have been included in any other sections of the Disclosure Schedule as though fully set forth in such section of the Disclosure Schedule to the extent the relevance of such matter to such section is reasonably apparent on its face (without inquiry or investigation). Inclusion of information in any part of the Disclosure Schedule will not be construed as an admission that such information is material to the business, properties, financial condition or results of operations of the Company or Seller, as applicable. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in the Disclosure Schedule.

8.20 No Recourse Against Non-Parties. Except in the case of fraud, all claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties, and then (in each case) only to the extent of the specific obligations undertaken thereunder by such named party therein. Except in the case of fraud, no Person who is not a named party to this Agreement, including any director, officer, employee, member, manager, incorporator, partner (general or limited), stockholder, security holder, Affiliate, agent, attorney or

Representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution except to the extent such Person has otherwise agreed in writing, and each party waives and releases all such claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

8.21 Representation. If Seller so desires, and without the need for any consent or waiver by the Company, Buyer or Parent, Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) is permitted to represent Seller and its Affiliates after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Akin Gump is permitted to represent Seller and its respective agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with the Company or Buyer or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as any claim. As of Closing, the Company is not a client of Akin Gump. Unless and to the extent Akin Gump is specifically engaged in writing by the Company to represent the Company after the Closing and, if applicable, either (a) such engagement involves no conflict of interest with respect to the Seller or (b) the Seller consents in writing at the time to such engagement (if Akin Gump has or is currently representing the Seller), Akin Gump will not serve as counsel to the Company. Any such representation of Seller by Akin Gump after the Closing in accordance herewith will not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Akin Gump is representing the Company after the Closing, Akin Gump is permitted simultaneously to represent Seller in any matter, including any disagreement or dispute relating hereto. Furthermore, Akin Gump is permitted to withdraw from any representation of the Company in order to be able to represent or continue so representing Seller, even if such withdrawal causes the Company, Buyer or Parent additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

8.22 Privileged Communications. Parent agrees, and Buyer agrees on behalf of itself (and the Company after Closing) that, as to all communications prior to Closing between or among Akin Gump, any other counsel to Seller or the Company, and the Seller, the Company or any of their respective Affiliates that relate primarily to the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the Privileged Communications and the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications (collectively, the “Privilege”) shall survive the Closing and belong to and as of the Closing shall be assigned to the Seller (without any further action by any of the undersigned) and shall be controlled by the Seller and will not pass to or be claimed by Buyer or any of its respective Affiliates (including, following the Closing, the Company). In furtherance of the foregoing, Buyer and, after the Closing, the Company agree to take the steps necessary (or as may be requested by the Seller) to ensure that the Privilege shall survive the Closing, remains in effect and is assigned to and controlled by the Seller. The Privileged Communications and the Privilege are the property of the Seller and, from and after the Closing, none of Buyer, its Affiliates (including, following the Closing, the Company) or any Person purporting to act on behalf of or through Buyer or such Affiliates, or any of their successors or assigns, will seek to obtain, use or rely on the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. Buyer, and its respective Affiliates (including, following the Closing, the Company), together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Seller or any of their respective Affiliates (or the Company as to pre-Closing items) after the Closing. The Privileged Communications may be used by the Seller or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim brought by Buyer. The parties hereto acknowledge and agree that Privileged Communications do not include communications between the Company, on the one hand, and counsel to the Seller, on the other hand, relating to general business matters of the Company and the Business.

8.23 Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

8.24 Registration Statement; Rule 144 Matters.

(a) Shelf Registration. Within fifteen (15) Business Days following the Closing, Parent shall file with the SEC a shelf Registration Statement on Form S-3, or such other form under the Securities Act then available to Parent, which shall include a prospectus sufficient to permit the resale of the Parent Securities issued pursuant to this Agreement pursuant to Rule 415, from time to time, by the Seller or its Affiliates (a “Shelf Registration Statement”). Parent will use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the SEC as soon as practicable after the initial filing thereof (but in no event later than thirty (30) days after the date the Shelf Registration Statement is filed, provided that such deadline shall be extended to one-hundred and twenty (120) days after the filing date if the Shelf Registration Statement is “reviewed” by, and Parent receives comments from, the SEC) and to maintain the continuous effectiveness of such Shelf Registration Statement until the later of (i) all the Parent Securities are Freely Tradeable and (ii) the first anniversary of the date of this Agreement (the “Effectiveness Period”). Once the Shelf Registration Statement is declared effective by the SEC, (i) Parent will promptly notify the Seller of the effectiveness of the Shelf Registration Statement, (ii) if after the date the Shelf Registration Statement is declared effective, the Seller or its Affiliate seek to sell the Parent Securities, Parent shall take all actions reasonably necessary to allow, and shall use commercially reasonable efforts to ensure that Parent’s transfer agent facilitates, the sale or transfer of the Parent Securities, (iii) except for such times as Parent is permitted hereunder to suspend the use of the prospectus forming part of the Shelf Registration Statement, Parent shall use its commercially reasonable efforts to keep the Shelf Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, and (iv) Parent shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Parent Securities contemplated hereby and to enable the

Seller and its Affiliates to sell the Parent Securities. Notwithstanding anything to the contrary in this Agreement and subject to the Plan of Distribution set forth on Annex B, Parent will not name the Seller or any of its Affiliates as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in the Shelf Registration Statement without Seller’s written consent, unless required to do so by the SEC.

(b) Plan of Distribution. The Shelf Registration Statement shall provide for the resale from time to time by the Seller of any and all Parent Securities issued pursuant to this Agreement as set forth in the Plan of Distribution attached as Annex B, which shall be included as the Plan of Distribution in the Shelf Registration Statement and related prospectus. If SEC issues a stop order suspending effectiveness of the Shelf Registration Statement during the Effectiveness Period, Parent shall use its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty (30) days of such cessation of effectiveness amend such Shelf Registration Statement in a manner designed to obtain the withdrawal of any order suspending the effectiveness thereof.

(c) Seller Information. The Seller has furnished to the Buyer such information regarding the proposed distribution by the Seller or its Affiliate of the Parent Securities as shall be required to effect the registration of the Parent Securities. The Seller shall furnish to the Buyer such additional information as the Buyer or Parent may from time to time reasonably request in writing and the Seller or its Affiliates shall not be entitled to be named as a selling stockholder in any Shelf Registration Statement or to use the prospectus forming a part thereof if the Seller does not provide such information to the Buyer or Parent. The Seller further agrees to furnish promptly to the Buyer or Parent in writing all information required from time to time to make the information previously furnished by such the Seller not misleading.

(d) Suspension Periods. Subject to a good faith determination by Parent’s board of directors, upon the advice of legal counsel, that it is in the best interests of Parent to suspend the use of the Shelf Registration Statement, following the effectiveness of the Shelf Registration Statement Parent, by written notice to the Seller, may direct the Seller to suspend sales of the Parent Securities pursuant to the Shelf Registration Statement for such times as Parent reasonably may determine is necessary and advisable (but in no event for more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period commencing on the date of this Agreement), (i) if Parent’s board of directors shall have determined in good faith that (A) the offer or sale of any Parent Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, business combination, corporate reorganization or other significant transaction involving Parent, (B) after the advice of counsel, the sale of Parent Securities pursuant to the Shelf Registration Statement would require disclosure of material non-public material information not otherwise required to be disclosed under applicable law and (C) (1) Parent has a bona fide business purpose for preserving the confidentiality of such transaction, or (2) disclosure would have a material adverse effect on Parent or Parent’s ability to consummate such transaction, in each case under circumstances that would make it impractical or inadvisable to cause the Shelf Registration Statement (or such filings) to become effective or to promptly amend or supplement the Shelf Registration Statement on a post-effective basis, as applicable or (ii) the Buyer shall have determined in good faith, after the advice of counsel, that it is required by law, rule or regulation to supplement the Shelf Registration Statement or file a post-effective amendment to the Shelf Registration Statement in order to incorporate information into the Shelf Registration Statement for the purpose of reflecting in the prospectus included in the Shelf Registration Statement any facts or events arising after the effective date of the Shelf Registration Statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represent a fundamental change in the information set forth therein that are not solely the result of Exchange Act reports by Parent that are incorporated by reference into the Shelf Registration Statement. Upon the occurrence of any such suspension or as a result of any other event the Shelf Registration Statement ceases to be effective or unavailable (except such times as Parent is permitted hereunder to suspend the prospectus forming part of the Shelf Registration Statement and other than in the event of a stop order addressed in Section 8.24(b)), Parent shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective or to promptly amend or supplement the Shelf Registration Statement on a post-effective basis (or if necessary to file and have declared effective a subsequent Shelf Registration Statement) or to take such action as is necessary to make resumed use of the Shelf Registration Statement, as applicable, so as to permit the Seller to resume sales of the Parent Securities as soon as possible. In the case of an event that causes Parent to suspend the use of the Shelf Registration Statement (a “Suspension Event”), Parent shall give written notice (a “Suspension Notice”) to the Seller to suspend sales of the Parent Securities and such notice shall state generally the basis for the notice (and shall not contain any material non-public information) and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and Parent is using its commercially reasonable efforts to terminate suspension of the use of the Shelf Registration Statement as promptly as possible. Upon receipt of any Suspension Notice from Parent, the Seller agrees that it will immediately discontinue offers and sales of the Parent Securities under the Shelf Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Seller receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives an End of Suspension Notice (as defined below) or unless otherwise notified by Parent that it may resume such offers and sales. The Seller may recommence effecting sales of the Parent Securities pursuant to the Shelf Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from Parent, which End of Suspension Notice shall be given by Parent to the Seller in the manner described above promptly following the conclusion of any Suspension Event and its effect. Notwithstanding anything to the contrary set forth herein, Parent shall not, when so advising Seller or its Affiliates of any events or making other communications under this Section 8.24, provide Seller or its Affiliates with any material, nonpublic information regarding Parent.

(e) Parent Indemnity. Parent agrees, notwithstanding any termination of this Agreement, to indemnify and hold harmless the Seller, the Affiliates, officers, directors, agents members, managers and employees of Seller and each Person who controls the Seller (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable Law, from and against any and all Losses, as incurred, that arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement as originally filed or any amendment thereto, or any preliminary, final or summary prospectus included in the Shelf Registration Statement or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent, that such Loss arises (i) out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Parent by or on behalf of the Seller specifically for inclusion therein including, without limitation, any notice and questionnaire, or (ii) out of sales of Parent Securities made during a suspension period after notice is given pursuant to Section 8.24(d) hereof.

(f) Seller Indemnity. The Seller shall indemnify and hold harmless Parent, its Affiliates, directors, employees, members, managers and agents and each Person who controls Parent (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable Law, from and against all Losses arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Shelf Registration Statement, any prospectus included in the Shelf Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that such untrue statements or alleged untrue statement or omissions are based upon information relating to the Seller furnished in writing to Parent by or on behalf of the Seller for inclusion therein.

(g) Removal of Legend. In connection with a sale of shares of Parent Securities by Seller or its Affiliates in reliance on Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule (“Rule 144”), Seller, its Affiliates or the broker shall deliver to Parent’s transfer agent a broker representation letter providing to the transfer agent and Parent information Parent deems reasonably necessary to determine that such sale of the shares of Parent Securities is made in compliance with Rule 144. Upon receipt of such representation letter, Parent shall promptly direct its transfer agent to remove the notation of any securities legend in Seller’s or its Affiliate’s certificate or the book entry account maintained by the transfer agent, and Parent shall bear all costs associated therewith. At such time as the shares of Parent Securities have been (i) sold pursuant to an effective registration statement under the Securities Act or (ii) sold after being held by Seller or its Affiliates for more than six (6) months if Seller or such Affiliate is not, and has not been in the preceding three (3) months, an affiliate of Parent (as defined in Rule 144), if the book entry account or certificate for such shares of Parent Securities still bears the notation of a restrictive securities legend, Parent agrees, upon request of Seller or its Affiliate or permitted assignee, to take commercially reasonable steps necessary to effect the removal of such legend from the Parent Securities no later than two (2) Business Days following such request by Seller, such Affiliate or such assignee and Parent shall bear all costs associated therewith (other than the costs of Seller’s legal counsel), so long as Seller, its Affiliate or their permitted assigns provide to Parent any information Parent deems reasonably necessary (including a customary broker representation letter, a customary shareholder representation letter and certifications reasonably requested to allow Parent’s outside legal counsel to provide an opinion of counsel if required by Parent’s transfer agent) to determine that the legend is no longer required under the Securities Act or applicable state laws. Within three (3) Business Days of July 9, 2022, to the extent Seller or its Affiliates continue to hold Parent Securities issued pursuant to Article I of this Agreement that bear the notation of a restrictive securities legend, Seller or such Affiliates shall provide to Parent’s transfer agent the representation letter in the form of Annex C after which Parent shall as promptly as practicable provide to its transfer agent the authorization letter in the form of Annex D, to effect the removal of such legend from the Parent Securities as promptly as practicable (and otherwise use commercially reasonable efforts to effect such removal at such time).

(h) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Parent Securities to the public without registration, Parent agrees to use its commercially reasonable efforts to:

(i) make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144, at all times from and after the Closing Date until all shares of Parent Securities held by Seller and its Affiliates are Freely Tradeable;

(ii) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act at all times from and after the Closing Date until all shares of Parent Securities held by Seller and its Affiliates are Freely Tradeable;

(iii) until all shares of Parent Securities held by Seller and its Affiliates are Freely Tradeable, furnish to Seller and its Affiliates forthwith upon request a copy of the most recent annual or quarterly report of Parent, it being agreed that the filing of such reports by Parent with the SEC shall satisfy this obligation; and

(iv) take such further action as Seller and its Affiliates may reasonably request, all to the extent required from time to time to enable Seller and its Affiliates to sell its shares of Parent Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SES HOLDINGS, LLC

By: Select Energy Services, Inc.,

its sole managing member

By: /s/ John Schmitz
Name: John Schmitz
Its: Chairman and Chief Executive Officer

SELECT ENERGY SERVICES, INC.

By: /s/ John Schmitz
Name: John Schmitz
Its: Chairman and Chief Executive Officer

SUPERIOR ENERGY SERVICES, INC.

By: /s/Brian Moore
Name: Brian Moore
Its: Executive Vice President

COMPLETE ENERGY SERVICES, INC.

By: /s/Brian Moore
Name: Brian Moore
Its: Vice President